                            ASSET PURCHASE AGREEMENT


                            DATED AS OF JULY 8, 1996


                                 BY AND BETWEEN


                    GOLDEN WEST REFINING CORPORATION LIMITED
                                    ("BUYER")


                                       AND


                                 HANDY & HARMAN
                                   ("SELLER")
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                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----
                                    ARTICLE I
                           PURCHASE AND SALE OF ASSETS ..............         1

1.1      Purchase and Sale...........................................         1
1.2      Closing.....................................................         2
1.3      Deliveries at the Closing...................................         3
1.4      Purchase Price Adjustment...................................         5

                                   ARTICLE II
                                 RELATED MATTERS ....................         6

2.1      Books and Records of Seller.................................         6
2.2      Ongoing and Transition Services.............................         6
2.3      Allocation of Purchase Price/Tax Filings....................         6

                                   ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF SELLER ........         7

3.1      Organization................................................         7
3.2      Authorization...............................................         8
3.3      Consents and Approvals; No Violations.......................         8
3.4      Financial Statements........................................         9
3.5      Absence of Material Adverse Effect..........................        10
3.6      Title, Ownership and Related Matters........................        11
3.7      Intellectual Property.......................................        14
3.8      Litigation..................................................        15
3.9      Compliance with Applicable Law..............................        15
3.10     Certain Contracts and Arrangements..........................        16
3.11     Employee Benefit Plans; ERISA...............................        17
3.12     Certain Fees................................................        18
3.13     Environmental Protection....................................        18
3.14     Absence of Undisclosed Liabilities..........................        20
3.15     License, Permits, Etc.......................................        20
3.16     Labor Matters...............................................        20
3.17     Employees...................................................        21
3.18     Intercompany Transactions...................................        21
3.19     Customers and Sales.........................................        21

                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF BUYER ........        22


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4.1      Organization and Authority of Buyer.........................        22
4.2      Consents and Approvals; No Violations.......................        22
4.3      Litigation..................................................        23
4.4      Approval of Rothschild Australia Limited....................        23
4.5      Certain Fees................................................        23

                                    ARTICLE V
                                    COVENANTS .......................        24

5.1      Conduct of the Business.....................................        24
5.2      Access to Information.......................................        26
5.3      Consents; Assignment of Certain Contracts...................        26
5.4      Best Efforts................................................        27
5.5      Public Announcements........................................        27
5.6      Covenant to Satisfy Conditions..............................        28
5.7      Financing...................................................        28
5.8      Employees; Employee Benefits................................        29
5.9      Replacement Precious Metals Agreement.......................        34
5.10     Seller Gold Leasing Agreement...............................        35
5.11     Sales Agreement.............................................        35
5.12     Interim Services Agreement..................................        36
5.13     Supplemental Disclosure.....................................        36
5.14     Closing Date Schedule of Liabilities........................        36
5.15     Silver Price Quotation Services.............................        37
5.16     Precious Metals Inventory...................................        37
5.17     Completion of Work-in-Process Inventory.....................        38
5.18     Transfer of Environmental Permits...........................        38
5.19     Covenant Not to Compete.....................................        39
5.20     Buyer's Covenants...........................................        42
5.21     Nondisclosure...............................................        43
5.22     Trademark Registrations, Corporate Names....................        44
5.23     Certain Major Customers.....................................        44
5.24     Real Property Covenants.....................................        44
5.25     Connecticut Transfer Act....................................        46
5.26     Estimated Assumed Liabilities...............................        46
5.27     Handy & Harman Canada, Limited..............................        46
5.28     The CIT Group Equipment Lease...............................        47
5.29     Third Party Precious Metal..................................        47
5.30     Phase II Environmental Study................................        48
5.31     Environmental Consent Order.................................        49

                                   ARTICLE VI
                    CONDITIONS TO OBLIGATIONS OF THE PARTIES ........        50

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6.1      Conditions to Each Party's Obligation.......................        50
6.2      Conditions to Obligations of Seller.........................        51
6.3      Conditions to Obligations of Buyer..........................        51
6.4      Materiality of Conditions...................................        52

                                   ARTICLE VII
                ASSUMPTION OF CERTAIN LIABILITIES AND OBLIGATIONS ...        53

7.1      Assumed Liabilities.........................................        53
7.2      Non-Assumed Liabilities.....................................        54

                                  ARTICLE VIII
                         TERMINATION; AMENDMENT; WAIVER .............        55

8.1      Termination.................................................        55
8.2      Procedure and Effect of Termination.........................        56
8.3      Amendment, Modification and Waiver..........................        57

                                   ARTICLE IX
                  SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION ......        57

9.1      Survival of Representations, Warranties
         and Agreements..............................................        57
9.2      Seller's Agreement to Indemnify.............................        57
9.3      Third Party Indemnification.................................        60

                                    ARTICLE X
                                  MISCELLANEOUS .....................        61

10.1     Sales and Transfer Taxes....................................        61
10.2     Property Taxes..............................................        61
10.3     Fees and Expenses...........................................        61
10.4     Further Assurances..........................................        62
10.5     Notices.....................................................        62
10.6     Severability................................................        63
10.7     Binding Effect; Assignment..................................        64
10.8     No Third Party Beneficiaries................................        64
10.9     Interpretation..............................................        64
10.10    Jurisdiction and Consent to Service.........................        65
10.11    Entire Agreement............................................        65
10.12    Governing Law...............................................        65
10.13    Specific Performance........................................        65


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10.14    Counterparts................................................        65
10.15    Waivers.....................................................        66


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                             INDEX OF DEFINED TERMS

Acquired Entity.......................................................       40
Act...................................................................       45
Adjustment Items......................................................       44
Affected Employees....................................................       29
Affiliates............................................................       29
Agreement.............................................................        1
Arrow.................................................................       23
Assets................................................................        2
Assigned Contracts....................................................       27
Assumed Liabilities...................................................       51
Bank..................................................................       28
Bank Financing........................................................       28
Business..............................................................        2
Buyer.................................................................        1
Buyer Damages.........................................................       56
Buyer Indemnitees.....................................................       56
Buyer Pension Plan....................................................       30
Buyer's Notice........................................................       40
Cases.................................................................       15
CIT...................................................................       46
Claim.................................................................       58
Closing...............................................................        2
Closing Date..........................................................        2
Closing Date Schedule of Liabilities..................................       36
Closing Payment.......................................................        2
Code..................................................................       17
Commitment Letter.....................................................       28
Competing Business....................................................       40
Confidentiality Agreement.............................................       26
Defects...............................................................       12
Disclosure Schedule...................................................        8
Disclosure Statement..................................................       42
Environmental Condition...............................................       20
Environmental Indemnification Cap.....................................       57
Environmental Laws....................................................       19
Environmental Permits.................................................       18
ERISA.................................................................       17
ERISA Affiliate.......................................................       17
Estimated Assumed Liabilities.........................................       45
Estimated Precious Metals Inventory...................................       34


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Excluded Assets.......................................................        2
Excluded Liabilities..................................................       52
Existing Customers....................................................       45
Facilities............................................................       35
FAS No. 87............................................................       31
Final Precious Metals Inventory.......................................       37
H&H Canada............................................................       45
H&H Canada Agreement..................................................       45
Indemnity Period......................................................       55
Independent Accounting Firm...........................................       37
Instrument of Transfer................................................        2
Intellectual Property.................................................       14
IRS...................................................................        7
Lease.................................................................       13
Legal Requirements....................................................       16
License Agreement.....................................................        4
Liens.................................................................        9
Major Customers.......................................................       43
Market Interest Rate..................................................        5
Master Lease..........................................................       46
Material Adverse Effect...............................................        7
Net Customer Consigned Precious Metals................................       35
Notice................................................................       36
Offer Notice..........................................................       40
PBGC..................................................................       31
Permitted Liens.......................................................       12
Phase II Studies......................................................       47
Plans.................................................................       17
Precious Metals.......................................................       34
Press Release.........................................................       27
Purchase Offer........................................................       40
Purchase Price........................................................        1
Purchase Price Cap....................................................       57
Replacement Precious Metals...........................................       35
Replacement Precious Metals Agreement.................................       34
Replacement Precious Metals Institution...............................       34
Rothschild Letter Agreement...........................................       23
Security Interest.....................................................       11
Seller................................................................        1
Seller Actuary........................................................       30
Seller Financial Statements...........................................        9
Seller Leased Gold....................................................        3
Seller Pension Plans..................................................       30

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Special Meeting.......................................................       42
Third Party Precious Metals...........................................       46
Transfer Taxes........................................................       59

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                            ASSET PURCHASE AGREEMENT

            This ASSET PURCHASE AGREEMENT ("Agreement"), dated as of July 8, 1996, is made by and between Golden West Refining Corporation Limited, an Australian company ("Buyer"), and Handy & Harman, a New York corporation ("Seller").

            Buyer desires to purchase certain assets of Seller, and Seller desires to sell such assets to Buyer on the terms and conditions hereinafter set forth.

            A cross-reference table of certain defined terms used herein is set forth following the Table of Contents.

            Accordingly, in consideration of the premises and of the respective covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                    ARTICLE I

                           PURCHASE AND SALE OF ASSETS

            Section 1.1 Purchase and Sale. On the terms and subject to the conditions set forth in this Agreement

            (a) Seller shall sell to Buyer, and Buyer shall purchase from Seller, all of the fixed assets and certain inventory and other assets, as set forth in Section 1.1(b) hereof, of the United States domestic refinery business carried on by the Precious Metal Refining Division of Seller for an aggregate unadjusted purchase price of $9,000,000 less the amount of any liabilities and obligations expressly assumed under Section 7.1(a) here-


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of, subject to adjustment as provided in Section 1.4 hereof (the "Purchase
Price"), and

            (b) at the Closing referred to in Section 1.2 hereof:

                        (i) Seller shall sell, assign, transfer and deliver to Buyer the assets, business, properties and rights of the Precious Metals Refining Division of Seller (which shall include the names "South
      Windsor Metallurgical, Inc." and "American Chemical Refining, Inc.") of every kind and nature, tangible and intangible, wherever located and whether or not on the books of the Division, as set forth on the instrument of transfer (the "Instrument of Transfer") in the form attached hereto as Exhibit A and made a part hereof, all as shall exist as of the Closing Date as referred to in Section 1.2 hereof (collectively, the "Assets", and the business carried on using the Assets, the "Business"); provided, that the Assets shall not include any assets specifically described on Schedule 1.1 hereof as excluded assets (the "Excluded Assets"); and

                        (ii) Buyer shall accept and purchase the Assets and the Business from Seller and in payment therefor shall assume only the liabilities and obligations specified in Section 7.1 hereof and shall deliver to Seller (by intrabank or wire transfer to a bank account designated by Seller upon two days' prior written notice to Buyer or by certified or official bank check in federal or other immediately available funds) an amount equal to $9,000,000 less the amount of the Estimated Assumed Liabilities (as set forth in Section 5.26 hereof) to be paid in cash for the Assets and the Business under this Agreement to Seller at the Closing (the "Closing Payment").


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            Section 1.2 Closing. Subject to the conditions set forth in this
Agreement, the purchase and sale of the Assets and the Business pursuant to this Agreement (the "Closing") shall take place at the offices of Seller, 555 Theodore Fremd Avenue, Rye, New York at 10 a.m. on (a) August 5, 1996 subject to the satisfaction (or, if permissible, waiver) of the conditions set forth in
Article VI hereof, or (b) such other date, time and place which is agreed to by Buyer and the Seller. The date on which the Closing is to occur is herein referred to as the "Closing Date" and the Closing shall be deemed to be effective as of the opening of business on the Closing Date.

            Section 1.3 Deliveries at the Closing. Subject to the conditions set forth in this Agreement, at the Closing:

                  (a) Seller shall deliver to Buyer:

                        (i) The Instrument of Transfer, a form of which is attached hereto as Exhibit A;

                        (ii) the Seller Gold Leasing Agreement, a form of which is attached hereto as Exhibit B, pursuant to which Seller shall lease to Buyer up to 25,000 fine ounces of "good delivery bullion" gold (the "Seller Leased Gold");

                        (iii) the Sales Agreement, a form of which is attached hereto as Exhibit C, pursuant to which Seller and its domestic subsidiaries shall agree to continue as customers of the Business in accordance with historical practice and Buyer shall provide certain services to Seller and its domestic subsidiaries after the Closing at the lower of (A) the rates set forth in Schedule A attached to the Sales Agreement, or (B) the lowest rates charged for the items or services set forth on Schedule A to


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      buyers of a size similar to Seller, and in annual volumes similar to that of Seller. Buyer agrees that any rate reduction made in items or services of the type set forth on Schedule A made subsequent to the Closing shall be made available to Seller on such terms and conditions as are made to unaffiliated third parties of a size similar to Seller by Buyer;

                        (iv) the Interim Services Agreement, a form of which is attached hereto as Exhibit D, pursuant to which Seller shall provide to Buyer certain services as set forth therein for a period not to exceed three-months from the Closing Date, which shall be extended at the option of Buyer for an additional period not to exceed three months;

                        (v) any documents that are necessary to transfer to Buyer good title to all the Assets, including, without limiting the foregoing, limited warranty deeds (with covenants against grantor's acts) for real property and assignments of leases (together with landlord's consents, if required by the respective lease, and estoppels, if Seller is entitled to obtain an estoppel from the landlord under the terms of the applicable lease, each in a form as is required under such lease) constituting a part of the Assets, affidavits required by Buyer's title insurer and an affidavit affirming that Seller is not a "foreign person" in accordance with Section 1445 of the Internal Revenue Code of 1986, as amended; and

                        (vi) the Trademark License Agreement (the "License Agreement"), a form of which is attached hereto as Exhibit E, pursuant to which the right to use a form of the "Handy & Harman" name and an "H&H" logo shall be licensed to Buyer, subject to the terms and conditions set forth therein;


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                        (vii) all opinions, certificates, undertakings and other
      instruments and documents required to be delivered by Seller at or prior to the Closing or otherwise required in connection herewith.

                  (b) Buyer shall deliver and pay, or cause to be delivered or paid, to the Seller:

                        (i) the Closing Payment as required by Section 1.1(b) hereof;

                        (ii) the Replacement Precious Metals, as defined in
      Section 5.9 hereof;

                        (iii) the Seller Gold Leasing Agreement;

                        (iv) the Sales Agreement;

                        (v) the Interim Services Agreement;

                        (vi) the License Agreement;

                        (vii) the Undertaking, a form of which is attached hereto as Exhibit J, pursuant to which Buyer shall assume certain liabilities of the Business as set forth in Section 7.1 hereof; and

                        (viii) all opinions, certificates, undertakings and other instruments and documents required to be delivered by Buyer at or prior to the Closing or otherwise required in connection herewith.

            Section 1.4 Purchase Price Adjustment.

                  (a) Promptly after the Closing Date Schedule of Liabilities (as defined in Section 5.14 hereof) is determined pursuant to Section 5.14 here-


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of, the parties shall make payment by wire transfer to a single account as designated by the payee as follows:

                        (A) if the amount of the total liabilities (expressed as an absolute number) reflected on the Closing Date Schedule of Liabilities is greater than the amount of the Estimated Assumed Liabilities (expressed as an absolute number), the Seller shall pay to Buyer the amount of such difference, or

                        (B) if the amount of the total liabilities (expressed as an absolute number) reflected on the Closing Date Schedule of Liabilities is less than the amount of the Estimated Assumed Liabilities (expressed as an absolute number), the Buyer shall pay to Seller the amount of such difference;

provided, however, that any payment made pursuant to this Section 1.4 shall be accompanied by interest from the Closing Date at the Market Interest Rate and; provided, further, that Buyer or Seller, as the case may be, shall pay on the second business day following delivery of the Notice (as defined in Section 5.14(c)) any amount that is in agreement; and

            (b) For purposes of this Agreement, the term "Market Interest Rate" means a rate of interest per annum equal to the lower of (i) the rate publicly announced by The Bank of New York as its "reference" or "base" rate of interest as in effect on the Closing Date and (ii) the maximum rate of interest allowable under applicable law. The Purchase Price (including the liabilities expressly assumed by Buyer under this Agreement) shall be allocated as set forth in Exhibit F and made a part hereof.


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                                   ARTICLE II

                                 RELATED MATTERS

            Section 2.1 Books and Records of Seller. Seller agrees to make available to Buyer at or prior to the Closing, as requested by Buyer, all books and records of Seller (including, but not limited to, correspondence, memoranda, books of account, personnel and payroll records and the like) relating to the Business, and copies, as requested by Buyer, of any income tax forms or tax returns. Any books, records, forms and returns of Seller relating to the Business which are not delivered to Buyer hereunder will be preserved by Seller for a period of at least four (4) years following the Closing and Seller will permit Buyer and its authorized representatives to have reasonable access to, and examine and make copies of, all such books, records, forms and returns as reasonably requested by Buyer. All books, records, forms and returns delivered by Seller to Buyer will be preserved by Buyer for a period of at least four (4) years following the Closing and Buyer will permit Seller and its authorized representatives to have reasonable access to, and examine and make copies of, all such books, records, forms and returns as reasonably requested by Seller.

            Section 2.2 Ongoing and Transition Services. Except (a) as provided in the Seller Gold Leasing Agreement, (b) as provided in the Sales Agreement,
(c) as provided in the Interim Services Agreement, (d) as provided in Section
5.15 hereof, or (e) as otherwise agreed to in writing by Seller and Buyer, on the Closing Date all data processing, accounting, insurance, banking, personnel, legal, communications and other products or services provided to the Business by Seller or any of its affiliates, including any agreements or understandings (written or oral) with respect thereto, will terminate.


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            Section 2.3 Allocation of Purchase Price/Tax Filings. The Purchase
Price (including the liabilities expressly assumed by Buyer under this Agreement) shall be allocated among the Assets as set forth in Exhibit F hereto in the manner required on Internal Revenue Service ("IRS") Form 8594 in compliance with Section 1060 of the Code (as hereinafter defined). Any post-Closing adjustment to the Purchase Price shall be reflected proportionately in the final allocation of the Purchase Price among the Assets. Buyer and Seller agree to timely file all forms and tax returns required to be filed in connection with such purchase price allocation and to take no position inconsistent with such forms or tax returns. Buyer agrees to permit Seller to have reasonable access to any records required in order for Seller to prepare any tax returns or forms to be filed by Seller after the Closing.

                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLER

            Seller represents and warrants to Buyer as follows:

            Section 3.1 Organization. The Seller is a corporation duly organized, validly existing and in good standing under the law of the State of New York and, with respect to the Business, Seller has all requisite corporate and other power and corporate authority to own, lease and operate its properties and to carry on its business and operations as now being conducted, except where any such failure to be so organized, existing and in good standing or to have such power and authority would not have a material adverse effect (taken in the aggregate) on the business, operations, Assets, liabilities, results of operations or financial condition of the Business (a "Material Adverse Effect"); provided, that,


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

to the extent that results of operations of the Business are reported at a loss, a Material Adverse Effect shall mean a material increase in such loss from the prior financial reporting period or date. With respect to the Business, Seller is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in any such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect. Seller has heretofore delivered to Buyer complete and correct copies of Seller's Certificate of Incorporation and By-laws, as currently in effect.

            Section 3.2 Authorization. Seller has the corporate power and corporate authority to execute and deliver this Agreement and consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Seller and no other corporate proceedings on the part of Seller are necessary to authorize the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller and constitutes, and, when executed and delivered, each of the other agreements, documents and instruments to be executed and delivered by Seller pursuant hereto will constitute, a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, except that (a) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors' rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the


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

discretion of the court before which any proceeding therefor may be brought.

            Section 3.3 Consents and Approvals; No Violations. Except as set forth in Section 3.3 of the Disclosure Schedule being delivered by Seller to Buyer herewith (the "Disclosure Schedule"), neither the execution, delivery or performance of this Agreement nor the consummation by Seller of the transactions contemplated hereby will (a) conflict with or result in any breach or violation of any provision of the Certificate of Incorporation or By-Laws of Seller; (b) require any filing or registration with, or notice or declaration to, or the obtaining of any permit, license, authorization, consent or approval of, any federal or state governmental or regulatory authority whether within or outside the United States; (c) violate, conflict with or result in a default (or any event which, with notice or lapse of time or both, would constitute a default) under, or result in any termination, cancellation or acceleration or give rise to any such right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any note, mortgage, other evidence of indebtedness or guarantee to which Seller is a party or by which the Business, Seller or any of its assets, so far as they relate to the Assets or the Business, is subject or by which any of them may be bound; (d) violate any order, injunction, decree, statute, rule or regulation applicable to the Business, Seller, or any of its respective assets or properties, or (e) result in the creation or imposition of any liens, pledges, mortgages, charges, claims or other encumbrances ("Liens") upon any properties, assets or business, so far as they relate to the Assets or the Business, of Seller or the Business, excluding from the foregoing clauses (b), (c), (d) and (e) such requirements, conflicts, defaults, rights, Security Interests (as defined in Section 3.6 hereof), Liens or violations which would not have a Material Adverse Effect and would not materially adversely affect the ability of Seller to


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

consummate the transactions contemplated by this Agreement, or which become applicable as a result of the business or activities (other than the business currently conducted by the Business) in which the Buyer is or proposes to be engaged or as a result of any acts or omissions by, or the status of or any facts pertaining to, the Buyer.

            Section 3.4 Financial Statements. Seller previously has delivered to Buyer true and complete copies of the audited balance sheets of the Business as of December 31, 1994 and 1995 and the related audited statements of income for the fiscal years then ended, and a balance sheet of the Business as of March 31, 1996 and the related statement of income for the quarter ended on such date (collectively, the "Seller Financial Statements"). The Seller Financial Statements have been prepared from the books and records of the Seller in conformity with Section 3.4 of the Disclosure Schedule and fairly present the financial position and results of operations of the Business as of the date and for the period indicated. The statements of income included in the Seller Financial Statements do not contain any special or nonrecurring items except as expressly specified therein, and the balance sheets included in the Seller Financial Statements do not reflect any write-up or revaluation increasing the book value of any assets. The books and accounts of the Business are complete and correct and fully and fairly reflect all of the transactions of the Business and, except as set forth in Section 3.5 of the Disclosure Schedule (relating to Material Adverse Effects on the Business), there is no condition, development or contingency of any kind existing which, so far as can be foreseen at this time, would be reasonably likely to result in a Material Adverse Effect on the Business. Except as set forth on Section 3.4 of the Disclosure Schedule and except for annual audit adjustments, the information included in the Seller Financial Statements is consistent with the financial information for the Business used by


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

Seller in the preparation of its annual and quarterly financial statements filed with the Securities and Exchange Commission.

            Section 3.5 Absence of Material Adverse Effect. Except to the extent set forth in Section 3.5 of the Disclosure Schedule, and except to the extent reflected or reserved against in the Seller Financial Statements, since March 31, 1996, there has not been (i) any Material Adverse Effect with respect to the Business or the Assets, properties, financial position or results of operations of the Business; (ii) any damage or destruction or property loss not covered by insurance constituting a Material Adverse Effect on the Assets or the operation of the Business; (iii) any increase in the compensation or bonus, incentive compensation, profit sharing, retirement, insurance, medical reimbursement or other employee benefit plan or arrangement payable or owed or to become payable or owed by Seller, other than increases made in the ordinary course of business consistent with past practice, compensation increases attendant to promotions and falling within the normal range for the new position and scheduled increases; (iv) any sale or other disposition of any capital asset of the Business having net book value in excess of $100,000, other than sales or dispositions of Excluded Assets; (v) any entry by Seller into any material contract, lease, license, obligation, indebtedness, commitment, purchase or sale, or transaction (including, without limitation, any borrowing or capital expenditure), other than those commitments and transactions entered into in the ordinary course of business, or those contemplated by or within the limits permitted by this Agreement; (vi) any release or waiver of any material right or claim of Seller with respect to any contract, lease, license or permit relating to the Business or the Assets or the Intellectual Property (as defined in Section 3.7 hereof) or the "Handy & Harman Refining Group, Inc." name; (vii) any material mortgage or pledge or imposition of a material lien or other material encum-brance on any of the Assets; or (viii) any material change by Seller in accounting principles or methods.

            Section 3.6 Title, Ownership and Related Matters.

                  (a) Except as set forth in Section 3.6 of the Disclosure Schedule, the properties and the Assets owned by or leased to Seller in connection with the Business are in satisfactory condition and repair for their continued use as they have been used and adequate for the continued conduct of the Business as presently conducted. The assets, properties and rights included in the Assets or granted under the License Agreement comprise substantially all of the assets, properties, and rights of every type and description, real, personal and mixed, tangible and intangible, used by Seller solely in, and necessary to, the conduct and operation of all of the Business as presently conducted and operated in view of the fact that the Business has been heretofore operated as a division of Seller. The sale of the Assets by Seller pursuant hereto will effectively convey to Buyer the Business other than the Excluded Assets, including all tangible and intangible assets and properties, related to the Business, free and clear of any security interest, pledge, lien, charge, option or restriction on transfer ("Security Interest"), except for such Security Interests which would not have a Material Adverse Effect on the Business, would not adversely affect the ability of Seller to consummate the transactions contemplated by this Agreement and are not substantial in character, amount or extent and which do not materially detract from the value, or materially interfere with the present or contemplated use, of the Assets and do not materially impair the operations of the Business or the marketability of any Asset; provided, that all rights to the Licensed Trademarks and the Licensed Bar Logo, as those terms are defined in the License Agreement, shall only be conveyed to Buyer to the extent set forth in the License Agreement.

                  (b) Set forth in Section 3.6 of the Disclosure Schedule is (i) a list of all interests in real property, including improvements thereon, owned by Seller with respect to the Business and (ii) a description of all leasehold interests in real property of Seller with respect to the Business and of all options or other contracts to acquire any such interest, specifying the location of each such property.

                  (c) To the knowledge of Seller, with regard to each and every material piece, parcel or tract of real property owned by Seller included in the Assets as described in Section 3.6 of the Disclosure Schedule, Seller agrees that title to the real property and improvements that make up such owned real property Assets shall be marketable, good of record and in fact, insurable by a recognized title insurance company at standard rates, and free and clear of all liens, except for Permitted Liens, as hereinafter defined. Buyer shall promptly after the date hereof obtain an update of Seller's as-built surveys and current preliminary reports of title, including copies of all recorded or filed items noted therein as objections (or exceptions) to Seller's title in the owned real property Assets at Buyer's sole cost and expense. In the event the as-built survey and/or title to the owned real property Assets are subject to any defect other than Permitted Liens, immaterial judgements or immaterial pending litigation, then Buyer shall waive such ("Defects"), or if Buyer is unwilling to do so, then Seller shall then have the option to cure any or all of the Defects prior to Closing. Notwithstanding anything herein to the contrary, (i) Seller shall have the right to adjourn the Closing Date for such reasonable period (not to exceed 30 days) as shall be necessary to cure any such Defect and (ii) Seller shall have the right, subject to the terms and conditions hereof, to cause the Closing to take place with respect to the other real property Assets and then to cause the Closing to take place with respect to the affected real property Asset within such reasonable period as shall be necessary to cure any such Defect unless the inability to convey the affected real property Asset would have a Material Adverse Effect on the Business. As used in this Agreement, the term "Permitted Liens" shall mean, collectively: liens for current taxes or assessments not delinquent and for which no mechanic's liens are recorded on the land records; builder, mechanic, warehousemen, mate-rialmen, contractor, workmen, repairmen and carrier liens, or other similar liens arising and continuing in the ordinary course of business for obligations which are not delinquent; the rights, if any, of vendors having possession of tooling of the Business; other similar common law or statutory liens which do not materially affect the value of the real property Assets so subject, or the usefulness thereof, to the Business; and easements, rights of way, restrictions, encumbrances, covenants, conditions, encroachments or any other matters affecting title to real property Assets which do not render such real property Assets uninsurable by a reputable title insurance company at its standard premium rates or reduce the fair market value of the real property Asset to which they relate and which do not have a Material Adverse Effect on the Business or the Assets.

                  (d) Seller represents, as of the date of this Agreement, that it has no knowledge of any default or breach of any terms, covenants or conditions of any lease of, or leasehold interest in, real property of Seller included in the Assets as described in Section 3.6 of the Disclosure Schedule (each, a "Lease"), or of any actions which would be reasonably likely to, with the passage of time or the giving of notice by the respective landlord, result in any default or breach which would give rise to a right in the landlord to terminate such Lease.

                  (e) Permits and Compliance. To Seller's knowledge, there are no pending, threatened or contemplated condemnation proceedings or litigation which would be reasonably likely to affect Seller's interests in the real property Assets or any part thereof. Further, to Seller's knowledge, all necessary and material certificates of occupancy, site plans, signs and other permits, licenses and governmental approvals for the operation of the real property Assets as part of the Business are in full force and effect and will be maintained until Closing. To Seller's knowledge, the real property Assets and the operations thereof comply in all material respects with all applicable federal, state and local laws, regulations, rules, ordinances and orders, including (without limitations) those relating to zoning, building, site plan, boiler, safety, fire, health, signs, parking, or flood control, or protection of the environment, such as sewage treatment, water quality, asbestos-containing and presumed asbestos-containing rules, and air pollution.

                  (f) Physical Condition. To Seller's knowledge, there are no material defects in the structural walls, foundations, roofs, common area improvements, mechanical, electrical, plumbing, heating, ventilating or air conditioning systems of the real property Assets, other than as a result of ordinary wear and tear. Except as is otherwise explicitly provided herein with respect to a casualty loss, all equipment in or on the real property Assets is now and will at Closing be in operating condition and materially in compliance with all applicable local, state, federal and insurance requirements. Each real property Asset is serviced by public utilities in a sufficient quantity to operate the real property Asset as it is currently constructed and Seller has no responsibility for maintenance of off-site lines, pumps, lift stations, or other facilities.

            Section 3.7 Intellectual Property.

                  (a) Section 3.7 of the Disclosure Schedule sets forth a list of all material trademarks and trademark registrations, trade names, service marks and service mark registrations, service names, logos, assumed names, computer software applications other than off-the-shelf applications, copyright registrations and patents, together with all applications therefor, which are owned by or licensed to Seller and used solely in the operation of the Business as currently conducted (collectively, the "Intellectual Property").

                  (b) Except as set forth in Section 3.7 of the Disclosure Schedule, to the knowledge of Seller, (i) Seller owns all right, title and interest in, or has a valid and transferrable license to use, the Intellectual Property; (ii) Seller has not granted any other party any rights with respect to the Intellectual Property owned by Seller which would materially adversely affect Buyer's use of the Intellectual Property; (iii) such material trademark registrations, service mark registrations, and patents comprising the Intellectual Property have been duly issued and have not been canceled, abandoned or otherwise terminated; (iv) Seller is not in default under any material licenses of Intellectual Property; (v) all such material licenses of Intellectual Property are binding in accordance with their terms; (vi) the use of the Intellectual Property by Seller does not infringe any rights of other persons; and (vii) Seller has taken all reasonable steps necessary to protect the Intellectual Property in all countries where the Business has material operations.

                  (c) Except as set forth in Section 3.7 of the Disclosure Schedule, Seller has not received any notice of an adverse claim by any third party with respect to the Intellectual Property. Except as set forth in Section 3.7 of the Disclosure Schedule, there are no pending proceedings or litigations or other adverse claims by any person regarding the use by Seller of any Intellectual Property.

            Section 3.8 Litigation. Set forth in Section 3.8 of the Disclosure
Schedule is a list of all material actions, suits, administrative, arbitration or other proceedings and governmental investigations and inquiries pending (collectively "Cases") against Seller or any of its properties, assets, Plans (as hereinafter defined) and business operations with respect to the Business, as of the date hereof, whether at law or in equity or by or before any court, governmental or regulatory authority or by any third party other than Cases brought in the ordinary course of the Business as to which Seller believes it is indemnified or held harmless by an insurance carrier and as to which Seller has received no notice to the contrary from such carrier. No such Cases are pending which, if adversely determined, would be likely to have a Material Adverse Effect on the Assets, properties, financial position, or results of operations of the Business and Seller is not subject to any judgment, consent, award, order or decree having or which is likely to have such a Material Adverse Effect; nor is there outstanding any writ, order, award, decree or injunction applicable to Seller that (i) calls into question Seller's authority or right to enter into this Agreement and consummate the transactions contemplated hereby, or (ii) would otherwise prevent or delay the transactions contemplated by this Agreement.

            Section 3.9 Compliance with Applicable Law. Except as set forth in
Section 3.9 of the Disclosure Schedule, to the knowledge of Seller, Seller is, and conducts the Business, in compliance with all applicable building, zoning, environmental and other land use laws, ordinances, codes, rules, regulations, standards, judgments, decrees, writs, rulings, injunctions, orders and other requirements of all governmental, administrative and judicial entities, and other laws, ordinances, codes, rules, regulations, standards, judgments, decrees, writs, rulings, injunctions, orders, and other requirements of all governmental, administrative or judicial entities (collectively, "Legal Requirements") of any federal, state, local or foreign governmental authority applicable to the Business and its operations, except for violations, if any, which would not have a Material Adverse Effect on the Business. Except as set forth in Section 3.9 of the Disclosure Schedule, no notice of any claim, suit, action, or inquiry has been issued and served upon or delivered to Seller, and no investigation or review is pending with respect to any alleged violation by Seller of any Legal Requirements in connection with the Assets or operations of the Business.

            Section 3.10 Certain Contracts and Arrangements. Except as set forth in Section 3.10 of the Disclosure Schedule, as of the date hereof, Seller is not a party with respect to the Business to any written (a) employment agreement, consulting agreement, personal service or similar agreement; (b) indenture, mortgage, note, installment obligation, agreement or other instrument relating to the borrowing of money by Seller, or the guaranty by Seller of any obligation for the borrowing of money; or (c) other agreement, including without limitation, purchase orders, or any enforceable oral agreement, which individually, or together with related agreements with the same or related parties, involves the receipt or payment after the date hereof of more than $50,000 on an annual basis or $100,000 over the remaining term thereof. Except as set forth in Section 3.10 of the Disclosure Schedule, all such agreements are valid, binding and enforceable in accordance with their terms and, to the knowledge of Seller, neither Seller nor any other party thereto is in default under any of the aforesaid agreements. Except as set forth on Section 3.10 of the Disclosure Schedule, no consent of any party to any such agreements is required in connection with the transactions contemplated by this Agreement.

            Section 3.11 Employee Benefit Plans; ERISA. (a) Section 3.11(a) of the Disclosure Schedule lists each "employee benefit plan" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), and all other employee benefit, bonus and fringe benefit plans, programs, arrangements or understandings sponsored or maintained for the benefit of, or contributed to by Seller or any trade or business, whether or not incorporated (an "ERISA Affiliate"), that, together with Seller would be deemed a "single employer" within the meaning of Section 4001 of ERISA, for the benefit of any employee or former employee of Seller in respect of the Business (the "Plans").

                  (b) Each of the Plans is in material compliance with its terms. Each of the Plans that is subject to ERISA materially complies with ERISA and the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"). Each of the Plans intended to be "qualified" within the meaning of
Section 401(a) of the Code has been determined by the IRS to be so qualified and Seller knows of no fact or set of circumstances that would adversely affect such qualification for events taking place prior to the Closing. Except as set forth in Section 3.11 of the Disclosure Schedule, no "reportable event", as such term is defined in Section 4043(b) of ERISA for which the thirty day notice requirement to the Pension Benefit Guaranty Corporation has not been waived, has occurred or will occur as a result of the Closing with respect to any Plan. There is no "accumulated funding deficiency" as such term is defined in Section 412 of the Code, whether or not waived with respect to any Plan. There are no pending or, to the knowledge of Seller, threatened material claims (other than routine claims for benefits) by, on behalf of or against any of the Plans or any trusts related thereto. Seller and its ERISA affiliates do not contribute to any "multiemployer plans" as such term is defined in Section 4001(a)(3) of ERISA. Seller has not received written notice of, and to Seller's knowledge there are no, claims or defaults, nor to Seller's knowledge, are there any facts or conditions which if continued, or on notice, will result in a default under any of the Plans. Seller has not engaged in any prohibited transaction with respect to any Plan.

                  (c) As to any Plan, except as set forth Section 3.11 of the Disclosure Schedule, all of the following are true: (i) all amounts due as contributions, insurance premiums and benefits to the date hereof have been fully funded and paid by Seller; (ii) to Seller's knowledge, all applicable requirements of law have been observed with respect to the operation thereof and all material reporting and disclosure requirements have been timely satisfied; and (iii) there are no claims pending, and Seller has received no written notice of claims by, and to Seller's knowledge there are no claims threatened by, any taxing authority for taxes or penalties, which have not been satisfied in full except those pending payment or satisfaction in the ordinary course of business. With respect to all of the Plans, Seller has made available to Buyer complete copies of each Plan, each Plan's summary plan description and all other material employee communications, the most recent valuation reports prepared by the enrolled actuary for each Plan, the most recent annual reports for each Plan as filed with the IRS, and the most recent audited financial statements of the Plan.

            Section 3.12 Certain Fees. Except as set forth in Section 3.12 of the Disclosure Schedule, none of Seller or any of its affiliates has employed any financial advisor or finder or incurred any liability for any financial advisory or finders' fees in connection with this Agreement or the transactions contemplated hereby.

            Section 3.13 Environmental Protection.

                  Except as set forth in Section 3.13 of the Disclosure Schedule, (a) Seller or its affiliates have obtained, with respect to the Business and the real property owned or leased by the Business, all material permits, licenses, and other authorizations which are required under federal, state and local statutes, ordinances, and other laws relating to pollution or protection of the environment ("Environmental Permits"), including laws and regulations relating to emissions, discharges, releases, threatened releases, investigations or remediation of pollutants, contaminants, chemicals, or industrial, hazardous, or toxic materials or waste into the environment (including, without limitation, ambient air, surface water, ground water, land surface, sediments, building materials or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, hazardous, or toxic materials or wastes, or any regulation, rule, code, plan, judicial order, decree, judgment, injunction, or notice issued, entered, promulgated, or approved thereunder ("Environmental Laws"). All such Environmental Permits are now and as of the Closing Date will be in full force and effect. Seller has, or as of the Closing Date will have, timely filed for all necessary renewals of Environmental Permits, so as not to jeopardize the renewal thereof. A list of all material Environmental Permits is set forth in
Section 3.13 of the Disclosure Schedule. To the knowledge of Seller, except as set forth in Section 3.13 of the Disclosure Schedule, Seller, with respect to the Business and the real property owned or leased by the Business, is in substantial compliance with all terms and conditions of such Environmental Permits and is also in substantial compliance, with respect to the Business and the real property owned or leased by the Business, with all other requirements of Environmental Laws.

                  (b) There is no pending civil, administrative or criminal investigation, litigation, material notice of violation, or administrative proceeding relating, with respect to the Business or the real property owned or leased by the Business, in any way to Environmental Laws that, in the aggregate, would be reasonably likely to have a Material Adverse Effect on the Business.

                  (c) To the knowledge of Seller, with respect to the Business or the real property owned or leased by the Business, there have not been and there are not any events, conditions, circumstances, activities, practices, incidents or actions on-site or off-site which may reasonably be expected to interfere with or prevent continued substantial compliance with existing Environmental Laws after the Closing Date, require investigation or remediation pursuant to any Environmental Law or otherwise form the basis of any claim, action or suit under existing Environmental Law based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release, or threatened release into the environment, of any pollutant, contaminant, chemical, industrial, hazardous, or toxic material or waste, including, without limitation, any liability arising, or any claim, action, demand, suit, proceeding, hearing, study, or investigation which may be brought, under RCRA, Superfund, or similar state or local laws that, in the aggregate, would be reasonably likely to have a Material Adverse Effect on the Business (an "Environmental Condition").

                  (d) To the knowledge of Seller, there are no underground storage tanks, above ground storage tanks, polychlorinated biphenyls or asbestos-containing materi-als present at any real property constituting part of the Assets or the leasehold.

            Section 3.14 Absence of Undisclosed Liabilities. Except as set forth in Section 3.14 of the Disclosure Schedule, Seller has no knowledge, with respect to the Business as of the date hereof, of any material liability or obligation, contingent or otherwise, other than the Excluded Liabilities (as defined in Section 7.2 hereof), the liabilities or obligations reflected in the Seller Financial Statements and the notes thereto or liabilities incurred in the ordinary course of business subsequent to the date thereof and reflected on the Closing Date Schedule of Liabilities.

            Section 3.15 License, Permits, Etc. Except as set forth in Section
3.15 of the Disclosure Schedule, the licenses and permits relating to Seller's operation of the Business are in full force and effect and constitute all material permits, licenses, approvals and other governmental authorizations which are necessary to the lawful operation of the Business as presently conducted. To Seller's knowledge, Seller has materially complied with the terms, conditions and requirements of all such licenses and permits and agrees to extend or renew expiring licenses and permits as required prior to the Closing. Seller is not aware of any default under any license or permit to which Seller is a party or by which it is bound relating to Seller's operation of the Business. Except as set forth in Section 3.15 of the Disclosure Schedule, no consent of any governmental agency or entity is required in connection with the transactions contemplated by this Agreement.

            Section 3.16 Labor Matters. No employee, union or other representative of employees has asserted any material claim or grievance against the Seller under any collective bargaining agreement or other agreement or any statute, regulation or order of any governmental entity.

The Seller has delivered to Buyer true and complete copies of all collective bargaining agreements concerning the Seller's employees at the Business to which the Seller is a party. With respect to the Business, Seller is not a party to any collective bargaining agreements other than those set forth in Schedule 3.16 to the Disclosure Schedule. To the knowledge of Seller, there are no representation elections, arbitration proceedings, labor strikes, stoppages or material grievances pending with respect to the employees of Seller at the Business.

            Section 3.17 Employees. Section 3.17 of the Disclosure Schedule sets forth a list of all employees of the Business having an annual salary in excess of $60,000, the date of hire of each and the present wage rate of each.

            Section 3.18 Intercompany Transactions. Except as set forth in Note 5 to the audited December 31, 1995 financial statements of the Business, Section
3.18 of the Disclosure Schedule describes in general terms all transactions in excess of $100,000 per annum occurring during the last fiscal year between or among Seller or its affiliates and the Business which are material to the Business.

            Section 3.19 Customers and Sales. Section 3.19 of the Disclosure Schedule sets forth a correct and current list of the top 10 customers of the Business by "gross earnings" (which is defined as total revenue minus total value of precious metals) during the twelve months ended December 31, 1995. Except as indicated in Section 3.19 of the Disclosure Schedule, Seller has not received any written notice indicating that any of these customers intend to cease doing business with the Business.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF BUYER

            Buyer represents and warrants to Seller as follows:

            Section 4.1 Organization and Authority of Buyer. (a) Buyer is a corporation duly organized, validly existing and in good standing under the laws of Australia. Buyer has heretofore delivered to Seller complete and correct copies of its corporate constituent documents, as currently in effect. Buyer has the corporate power and corporate authority to execute and deliver this Agreement and consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the appropriate corporate governance body of Buyer and no other corporate proceeding, other than the shareholder approval required by Section 6.1(e) hereof, on the part of Buyer is necessary to authorize the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

            (b) This Agreement has been duly executed and delivered by Buyer and constitutes, and, when executed and delivered, each of the other agreements, documents and instruments to be executed and delivered by Buyer pursuant hereto will constitute, a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, except that (i) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

            Section 4.2 Consents and Approvals; No Violations. Except for the shareholder approval required by Section 6.1(e) hereof, neither the execution, delivery or performance of this Agreement nor the consummation by Buyer of the transactions contemplated hereby will (a) conflict with or result in any breach or violation of any provision of the corporate constituent documents of Buyer;
(b) require any filing or registration with, or notice or declaration to, or the obtaining of any permit, license, authorization, consent or approval of, any governmental or regulatory authority whether within or outside the United States; (c) violate, conflict with or result in a default (or any event which, with notice or lapse of time or both, would constitute a default) under, or result in any termination, cancellation or acceleration, or give rise to any such right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any note, mortgage, other evidence of indebtedness or guarantee to which Buyer is a party or by which Buyer or any of its assets is subject or by which it may be bound; (d) violate any order, injunction, decree, statute, rule or regulation applicable to Buyer, or (e) result in the creation or imposition of any Lien upon any properties, assets or business of Buyer, excluding from the foregoing clauses (b), (c), (d) and (e) such requirements, conflicts, defaults, rights, Security Interests, Liens, or violations which would not materially adversely affect the ability of Buyer to consummate the transactions contemplated by this Agreement or which become applicable as a result of any acts or omissions by, or the status of or any facts pertaining to, Seller.

            Section 4.3 Litigation. There is no claim, action, suit, administrative, arbitration or other proceeding or governmental investigation or inquiry pending against Buyer, by or before any court, governmental or regulatory authority or by any third party which challenges the validity of this Agreement.

            Section 4.4 Approval of Rothschild Australia Limited. Buyer has delivered to Seller a letter agreement (the "Rothschild Letter Agreement") between Arrow Property & Investments Pty Limited ("Arrow"), the majority shareholder of Buyer and a subsidiary of Rothschild Australia Limited, and Buyer, pursuant to which Arrow has agreed to vote all of its shares of Buyer's capital stock in favor of approval of the transactions contemplated by this Agreement.

            Section 4.5 Certain Fees. Except as set forth in Section 4.5 of the Buyer's Disclosure Schedule, neither Buyer nor any of its affiliates has employed any financial advisor or finder or incurred any liability for any financial advisory or finders' fees in connection with this Agreement or the transactions contemplated hereby.

                                    ARTICLE V

                                    COVENANTS

            Section 5.1 Conduct of the Business. Seller agrees that, during the period from the date of this Agreement to the Closing, except as otherwise contemplated by this Agreement or consented to in writing by Buyer:

                  (a) Seller shall conduct the Business and its operations only in the ordinary course consistent with past practice and Seller will use its best efforts to preserve the organization of the Business, the services of the present officers, employees and agents thereof and to continue business relationships with suppliers, customers and clients of the Business and to properly maintain the real property Assets; and

                  (b) Seller shall not, except in the ordinary course of business consistent with past practice (i) sell or dispose of any of the material properties of the Business or the Assets; provided, that the agreements between Seller and GEEKAY EXIM (India) Limited may be terminated; (ii) terminate or materially amend any material contracts, leases or licenses of the Business;
(iii) permit or cause the Business to enter into any new material agreement (iv) enter into any employment agreement with any employee or make any material change in the terms of employment of any employee or increase in any manner the compensation of any of the officers or other employees of the Business, except for such increases as are granted in the ordinary course of business in accordance with its customary practices (which shall include normal periodic performance reviews and related compensation and benefit increases); (v) adopt, grant, extend or increase the rate or terms of any bonus, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any such officers or employees of the Business, except increases required by any applicable law, rule or regulation; (vi) make any change in any of the present accounting methods and practices of the Business, except as approved by Buyer; or (vii) enter into or assume any mortgage, pledge, conditional sale or other title retention agreement, or permit any material lien, encumbrance or charge to be placed upon any of the Assets (other than liens, encumbrances or charges arising by operation of law).

                  (c) Seller will use its best efforts to keep and maintain all improvements to real property, machinery and equipment used in the Business in good repair and working order (ordinary wear and tear excepted) in accordance with the past practices of the Business and Seller will duly observe and conform to all material terms and conditions of the Leases.

                  (d) Seller will maintain in full force and effect in all material respects all insurance coverage for the Business currently in effect and prior to the Closing shall undertake to obtain equivalent replacement coverage with respect to any policies hereafter canceled or terminated.

                  (e) Seller shall not (nor will it permit any of its executive officers, representatives, directors, agents or any other person) directly or indirectly solicit, initiate or encourage any inquiries regarding any Acquisition Proposal (as hereinafter defined), or participate in any negotiations concerning, or knowingly provide any information to any person known to be making or proposing to make (or any other person acting on behalf of or in conjunction with such person) any Acquisition Proposal; nor shall Seller enter into any contract, agreement, arrangement or understanding, or participate in discussions or negotiations, relating to an Acquisition Proposal. As used herein an "Acquisition Proposal" shall mean any proposal for the merger, amalgamation, consolidation, sale, transfer or other conveyance of all or any part of the Business or the Assets, directly or indirectly, to any person, other than (i) the sale of inventory in the ordinary course of business of the Business including customary transfers or dispositions of inventory or fixed assets for scrap, and (ii) dispositions of surplus or obsolete fixed assets; provided, however, an Acquisition Proposal shall not include any of the foregoing transactions involving Buyer or any affiliate of Buyer.

            Section 5.2 Access to Information.

                  (a) Between the date of this Agreement and the Closing, Seller shall, with respect to the Business, (i) give Buyer and its authorized representatives reasonable access to all books, records, offices and other facilities and properties of Seller; (ii) permit

Buyer and its authorized representatives to make such inspections thereof as any of them may reasonably request, including but not limited to environmental investigations such as ground water or soil sampling; and (iii) cause the officers of Seller to furnish Buyer and its authorized representatives with such financial and operating data and other information with respect to the Business and properties of Seller as any of them may from time to time reasonably request; provided, that any such investigation shall be conducted during normal business hours under the supervision of Seller's personnel and in such a manner as to maintain the confidentiality of this Agreement and the transactions contemplated hereby and not interfere unreasonably with the business operations of Seller or the Business, except as otherwise contemplated by this Agreement.

                  (b) All information concerning Seller furnished or provided by Seller or its affiliates to Buyer or its representatives (whether furnished before or after the date of this Agreement) shall be held confidential subject to the confidentiality agreement between Seller and Buyer (the "Confidentiality Agreement").

            Section 5.3 Consents; Assignment of Certain Contracts. (a) Each of Seller and Buyer shall cooperate, and use their reasonable best efforts, to make all filings and obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties necessary to consummate the transactions contemplated by this Agreement. In addition to the foregoing, Buyer agrees to provide such assurances as to financial capability, resources and creditworthiness as may be reasonably requested by any third party whose consent or approval is sought hereunder. Notwithstanding the foregoing, nothing herein shall obligate or be construed to obligate Seller or Buyer to make any payment to any third party in order to obtain the consent or approval of such third party.

                  (b) Seller and Buyer shall promptly file any additional information requested as soon as practicable after receipt of any request for additional information. The parties hereto will coordinate and cooperate with one another in exchanging such information and providing such reasonable assistance as may be requested in connection with such filings.

                  (c) Seller is the named party to certain contracts and agreements which relate to the Business which are currently being performed by Seller. Said contracts are set forth on Buyer's Schedule 5.3. Prior to the Closing, Seller shall use its reasonable best efforts to assign such contracts and agreements to the Buyer (subject, where necessary, to the consent to such assignment of the other party or parties to such contracts and agreements) and Seller and Buyer shall cooperate in obtaining all consents necessary to any such assignment (as so assigned, the "Assigned Contracts").

            Section 5.4 Best Efforts. Except as otherwise specifically set forth herein, each of Seller and Buyer shall cooperate, and use its best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement, including, without limitation, the satisfaction of the conditions to the Closing of the transactions contemplated herein.

            Section 5.5 Public Announcements. It is contemplated that immediately following the execution hereof, Buyer and Seller will issue a press release (the "Press Release") disclosing such action, the language of which shall be mutually agreed by Buyer and Seller; provided, that, Seller may include the Press Release in a press release disclosing other action by Seller and Buyer shall have no right to require any change or modification of the language describing such other action by Seller.

Thereafter, prior to the Closing, except as otherwise agreed to by the parties, no party shall issue any report, statement or press release or otherwise make any public statements with respect to this Agreement and the transactions contemplated hereby, except as in the reasonable judgment of such party may be required by law or in connection with the obligations of a publicly-held company, in which case Seller and Buyer will consult with each other with respect to the issuance of a report, statement or press release as to the language of any such report, statement or press release. If circumstances (other than time zone differences) make it impossible to permit such prior consultation and after the disclosing party has used all reasonable efforts to make such prior consultation, then any disclosure made shall be no more extensive than is necessary to meet the minimum legal requirement imposed on the party making such disclosure. Immediately following the Closing, Seller and Buyer will consult with each other with respect to the issuance of a joint report, statement or press release with respect to this Agreement and the transactions contemplated hereby.

            Section 5.6 Covenant to Satisfy Conditions. Seller will use its best efforts to ensure that the conditions set forth in Article VI hereof are satisfied, insofar as such matters are within its control and Buyer will use its best efforts to ensure that the conditions set forth in Article VI hereof are satisfied, insofar as such matters are within its control. Seller and Buyer further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties hereto to consummate the transactions contemplated hereby, to use all commercially reasonable efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

            Section 5.7 Financing. On or prior to the date hereof, Buyer has delivered to Seller (i) a true and complete copy of a commitment letter (the "Commitment Letter") executed by Buyer and Credit Suisse (the "Bank") indicating the Bank's commitment to provide bank financing (the "Bank Financing") for the acquisition of the Business by Buyer and (ii) a true and complete copy of the Replacement Precious Metals Agreement (as defined in Section 5.9 hereof). Buyer has, prior to the date of this Agreement, delivered, and hereafter will deliver or cause to be delivered, to Seller (or its designated representatives) true and complete copies of all drafts of all documentation prepared and exchanged by the parties in respect of the Bank Financing (other than drafts of the Commitment Letter) such delivery to be made promptly after the receipt of the documentation. The Bank Financing is sufficient and adequate financing to permit the Buyer to consummate the transactions contemplated by this Agreement. Buyer agrees to use its best efforts to obtain the Bank Financing on the terms contemplated by the Commitment Letter, except for such changes which will not adversely affect Seller, and otherwise on such terms and conditions as are reasonably satisfactory to Buyer and Seller; provided however, that, to the extent they cannot obtain Bank Financing on such terms, Buyer shall otherwise use its best efforts to obtain financing for the transactions contemplated by this Agreement on terms reasonably satisfactory to Buyer and Seller. Seller agrees to cooperate with Buyer in connection with Buyer's obtaining the Bank Financing, including, without limitation, the establishment of security arrangements contemplated by the Bank Financing as of the Closing. Following receipt by Buyer of any written or oral communication to the effect that the Bank is contemplating not providing the Bank Financing or is terminating or canceling or modifying in any respect the Commitment Letters, Buyer shall immediately communicate to Seller the terms thereof and as soon as practicable thereafter provide Seller with true, complete and correct copies of any such written communication.

            Section 5.8 Employees; Employee Benefits.

                  (a) (i) On the Closing Date, each person who is an employee of the Business immediately prior to the Closing (the "Affected Employees") shall cease to be an employee of Seller, and (ii) for a one-month period following the Closing Date, Buyer shall cause the Business to continue to employ each such Affected Employee in a position substantially similar to that held with the Business as of the Closing Date and at the same location, with salaries or wages substantially equivalent to those provided as of such date, except for employees who (i) shall be terminated "for cause," (ii) voluntarily terminate their employment, or (iii) prior to the Closing were employed for a contractually specified time period and are terminated upon expiration of that time period. Following the Closing Date, Buyer shall, or shall cause the Business to, provide each Affected Employee with benefits that are substantially comparable in the aggregate to the benefits provided to each such Affected Employee immediately prior to the Closing Date. Except as provided in Section 5.8(b), Buyer, in providing such substantially comparable benefits, shall not be required to provide or maintain any particular plan or benefit which was provided to or maintained for Affected Employees prior to the Closing Date. Buyer shall give full credit for all service with Seller, any ERISA Affiliate or any other affiliate of such entities (together with ERISA Affiliates, "Affiliates"), and any predecessor thereto to the extent that service with such predecessor entity was recognized under the applicable Plan of Seller or any Affiliates, to each Affected Employee for purposes of eligibility to participate in, vesting or payment of benefits under, including, but not limited to, eligibility for early retirement or any subsidized benefit provided for under any employee benefit plan (including, but not limited to, any "employee benefit plan" as defined in Section 3(3) of ERISA) maintained by Buyer or its subsidiaries (including, without limitation, any vacation pay plan or policy) on or after the Closing Date. Prior to the Closing, Seller will furnish Buyer with a list of the length of service with Seller or its Affiliates for each of the Affected Employees. For purposes of computing deductible amounts (or like adjustments or limitations on coverage) under any employee welfare benefit plan (including, without limitation, any "employee welfare benefit plan" as defined in Section 3(1) of ERISA), expenses and claims previously recognized for similar purposes under the applicable welfare benefit plan of Seller or any Affiliate for the current plan year shall be credited or recognized under the comparable plan maintained after the Closing Date by Buyer or its subsidiaries for the plan year ending in 1996.

                  (b) As soon as practicable after (and in any event within 90 days after) and effective as of the Closing Date, (i) Buyer shall establish a defined benefit pension plan or plans and trust or trusts intended to qualify under Sections 401(a) and 501(a) of the Code (collectively, the "Buyer Pension Plan") and (ii) upon receipt by Seller of (A) written evidence of the adoption of the Buyer Pension Plan and trust thereunder by Buyer and (B) either (x) a copy of a favorable determination letter issued by the Internal Revenue Service with respect to the Buyer Pension Plan or (y) an opinion of Buyer's counsel reasonably satisfactory to Seller's counsel to the effect that a request for determination has been filed and that the terms of the Buyer Pension Plan and its related trust meet the requirements for qualification under the respective provisions of Sections 401(a) and 501(a) of the Code, Seller shall direct the trustees of each of the Handy & Harman Bargaining Employees Pension Plan and the Handy & Harman Pension Plan (collectively, the "Seller Pension Plans") to transfer, in cash or, if acceptable to Buyer, in kind, from the trusts under the Seller Pension Plans, an amount, determined by an actuary chosen by Seller (the "Seller Actuary") which shall be equal to the present value (as of the Closing Date) of the aggregate "projected benefit obligations" (within the meaning of Statement of Financial Accounting Standards No. 87 ("FAS No. 87")) in respect of the Affected Employees in the Seller Pension Plans. The calculation of the present value of such benefits shall be no less than the minimum amount determined in accordance with (i) Section 414(l) of the Code and the regulations promulgated thereunder and (ii) all rules of the Pension Benefit Guaranty Corporation ("PBGC"). The present value of such benefits shall be determined utilizing a discount rate equal to 6.91%. All other actuarial assumptions, including, but not limited to, retirement age, turnover, mortality, salary scale, increases in cost of living, and disability shall be those used by the Seller for FAS No. 87 reporting purposes with respect to its audited financial statements for fiscal year 1995. Once the amount is determined as of the Closing Date, interest at the rate of 6.91% per annum shall be credited from the Closing Date to the date of transfer. The determination by the Seller Actuary shall be final and binding (it being understood, however, that the Seller Actuary shall consult in good faith with an actuary selected by Buyer, who shall be entitled to review the data, assumptions and methodology utilized, prior to making any final determination). At the time of transfer of the amount set forth in this Section 5.8(b), Buyer and the Buyer Pension Plan shall assume all liabilities for all accrued benefits, including all ancillary benefits, under the Seller Pension Plans in respect of the Affected Employees and each of Seller and the Seller Pension Plans shall be relieved of all liabilities for such benefits.

            For a period of at least one year after the Closing Date, the Buyer Pension Plan shall contain eligibility to participate and eligibility for benefits stan-dards, benefit provisions and other provisions that, in aggregate relative value, are substantially comparable to the eligibility standards, benefits and other provisions of the Seller Pension Plans. The Buyer Pension Plan shall further provide that all service of the Affected Employees with Seller and its Affiliates prior to the Closing Date shall be recognized for all purposes (including, without limitation, accrual of benefits and eligibility for early or other retirement benefits).

            Upon the transfer of assets in accordance with this Section 5.8(b) and provided that Buyer has been provided materially accurate information with respect to the Seller Pension Plans, Buyer agrees to indemnify and hold harmless, to the fullest extent permitted under applicable law, Seller, its officers, directors, employees, agents and affiliates from and against any and all costs, damages, losses, expenses, or other liabilities arising out of or related to the Buyer Pension Plan for Affected Employees, including benefits accrued by Affected Employees prior to the Closing Date under the Seller Pension Plan.

            Buyer and Seller shall provide each other such records and information as may be necessary or appropriate to carry out their obligations under this Section 5.8(b) or for the purpose of administration of the Buyer Pension Plan, and they shall cooperate in the filing of documents required by the transfer of assets and liabilities described herein. Notwithstanding anything contained herein to the contrary, no such transfer shall take place until after the 31st day following Seller's filing of all required Forms 5310A in connection therewith and notification to PBGC, if required.

                  (c) Notwithstanding anything in paragraph (a) of this Section to the contrary, in the event that any Affected Employee is discharged by the Buyer or its subsidiaries after the Closing Date (other than as de-scribed in clause (i), (ii) or (iii) of paragraph (a) above), then Buyer shall treat such Affected Employee, and shall be responsible for salary and severance, in accordance with any applicable severance plan or program maintained by Buyer. Buyer shall be responsible and assume all liability for all notices or payments due to any Affected Employees, and all notices, payments, fines or assessments due to any government authority, pursuant to any applicable foreign, federal, state or local law, common law, statute, rule or regulation with respect to the employment, discharge or layoff of employees by the Buyer after the Closing, including but not limited to the Worker Adjustment and Retraining Notification Act and any rules or regulations as have been issued in connection with the foregoing.

                  (d) Seller and its Affiliates shall, subject to the consummation of the transactions contemplated herein, and except as otherwise provided herein, take whatever reasonable action is necessary or appropriate to terminate, as of the Closing Date (unless earlier terminated), the active participation of the Affected Employees in each Plan which is sponsored by Seller or its Affiliates, including Seller's Handy & Harman Pension Plan for Hourly Employees. Affected Employees who are participants as of the Closing Date in the Handy & Harman Pension Plan for Hourly Employees shall become fully vested in their accrued benefits in such plan on the Closing Date.

                  (e) After the Closing Date, Buyer shall be responsible for, and shall indemnify and hold harmless Seller and its Affiliates and their respective officers, directors, employees, affiliates and agents and the fiduciaries (including plan administrators) of the Plans, from and against, any and all claims, losses, damages, costs and expenses (including, without limitation, attorneys' fees and expenses) and other liabilities and obligations relating to or arising out of (i) all salaries, commissions and vacation entitlements accrued but unpaid as of the Closing Date and post-Closing bonuses due to any Affected Employee, (ii) the liabilities assumed by Buyer under this Section 5.8 or any failure by Buyer to comply with the provisions of this Section 5.8, (iii) any claims of, or damages or penalties sought by, any Affected Employee, or any governmental entity on behalf of or concerning any Affected Employee, with respect to any act or failure to act by Buyer to the extent arising from the employment, discharge, layoff or termination of any Affected Employee who becomes an employee of Buyer after the Closing Date, and (iv) all Plan obligations and employment relationships in existence on or after the Closing Date which are assumed by Buyer.

                  (f) Notwithstanding anything contained in this Section 5.8 to the contrary, Seller and its Affiliates shall remain responsible for, and shall indemnify and hold harmless Buyer and its respective officers, directors, employees, affiliates and agents from and against any and all claims, losses, damages, costs and expenses (including, without limitation, attorneys' fees and expenses) and other liabilities relating to or arising out of (i) any plans or obligations thereunder not assumed by Buyer pursuant to this Section 5.8, (ii) coverage of any and all claims for medical, dental or other coverage of Affected Employees and their dependents occurring on or prior to the Closing Date and continuing on or after the Closing Date so long as such continuing claim relates to an occurrence prior to the Closing Date within the meaning of the applicable welfare plan of Seller as in effect on the date of this Agreement, (iii) any disability, workers compensation claims or welfare claims (medical, dental, life and disability insurance claims) for disabled Affected Employees and their dependents, and/or for disabled dependents of Affected Employees, occurring on or prior to the Closing Date which continue thereafter, and (iv) coverage under the Consoli-dated Omnibus Budget Reconciliation Act of 1985, as amended, which commenced prior to the Closing Date for the remainder of any required period under such law.

                  (g) With respect to any outstanding participant loans to Affected Employees under the Handy & Harman Savings Plan, as of the Closing Date, Buyer shall cause to be withheld from each such Affected Employee's regular payroll (so long as such Affected Employee remains employed with Buyer) all amounts contemplated under such Affected Employee's Promissory Note and Security Agreement under the Savings Plan and shall remit such amounts to Seller as soon as practicable (but in no event later than as required under the Code and ERISA). Nothing in the preceding sentence shall affect any right of Seller in respect of such Promissory Note and Security Agreement, including after any applicable Affected Employee is terminated from employment with Buyer. Buyer and Seller shall provide each other with information necessary to effectuate the foregoing arrangement.

                  Section 5.9 Replacement Precious Metals Agreement. Prior to the Closing, Buyer shall enter into a precious metals agreement (the "Replacement Precious Metals Agreement") satisfactory to Seller with a suitable financial institution (the "Replacement Precious Metals Institution") in an amount of at least $150,000,000 pursuant to which Buyer shall procure an amount of "fine ounces" (as recognized by the London Metals Exchange) of gold, silver, platinum and palladium ("Precious Metals") equal to or in excess of (i) the estimated amount of the total Precious Metals inventory (the "Estimated Precious Metals Inventory") on hand as of the Closing Date at the Attleboro, South Windsor, Phoenix and Villa Park facilities (the "Facilities") less (ii) the Seller Leased Gold (as defined in Section 5.10 hereof) and the net amount of any Precious Metals consigned to the Business by its customers (the "Net Customer Consigned Precious Metals") from the Replacement Precious Metals Institution, and on the Closing Date the Replacement Precious Metals Institution shall deliver to Seller, and Seller shall take unconditional title to, an amount of fine ounces of Precious Metals by weight equal to (A) the aggregate weight of the Estimated Precious Metals Inventory less (B) the Seller Leased Gold and the Net Customer Consigned Precious Metals (the "Replacement Precious Metals") pursuant to the terms set forth therein. Upon receipt of the Replacement Precious Metals by Seller, the Replacement Precious Metals Institution shall take unconditional title to an equivalent amount of Precious Metals inventory theretofore owned by Seller and located at the Facilities. Seller shall provide to Buyer its estimate of the Estimated Precious Metals Inventory five days prior to the Closing.

            Section 5.10 Seller Gold Leasing Agreement. Prior to, but effective as of, the Closing, Seller and Buyer shall enter into the Seller Gold Leasing Agreement, a form of which is attached hereto as Exhibit B, pursuant to which Seller shall lease to Buyer the Seller Leased Gold, which shall consist of up to 25,000 fine ounces of "good delivery bullion" gold, for a period of up to a maximum of 12 months from the Closing Date, subject to the terms and conditions set forth therein.

            Section 5.11 Sales Agreement. Prior to, but effective as of, the Closing, Seller and/or its affiliates, as the case may be, and Buyer shall enter into the Sales Agreement, a form of which is attached hereto as Exhibit C, pursuant to which Seller and its affiliates agree to continue as customers of the Business in accordance with historical practice and Buyer shall provide certain services to Seller and its affiliates on the terms and conditions set forth therein.

            Section 5.12 Interim Services Agreement. Prior to, but effective as of, the Closing, Seller and Buyer shall enter into the Interim Services Agreement, a form of which is attached hereto as Exhibit D.

            Section 5.13 Supplemental Disclosure. Seller, on the one hand, and Buyer, on the other hand, shall from time to time prior to the Closing supplement or amend its respective Disclosure Schedule with respect to any matter hereafter arising or discovered which if existing or known at the date of this Agreement would have been required to be set forth or described in such Disclosure Schedule. No such supplemental or amended disclosure shall be deemed to have cured any breach of any representation or warranty made in this Agreement constituting a Material Adverse Effect on the Business or the Assets unless consented to in writing by the other party, in which case such supplemental or amended Disclosure Schedule will be deemed to have cured any such breach made in this Agreement and to have been disclosed as of the date of this Agreement for purposes of determining whether or not the conditions set forth in Article VI hereof have been satisfied.

            Section 5.14 Closing Date Schedule of Liabilities.

                  (a) Immediately after the Closing, Seller shall cause a schedule of liabilities of the Business as of the Closing Date (the "Closing Date Schedule of Liabilities") to be prepared. Seller shall deliver the Closing Date Schedule of Liabilities to Buyer within 45 days of the Closing Date. The Closing Date Schedule of Liabilities shall be prepared from the books and records of the Business and shall be prepared on a basis consistent with the financial statements prepared by the Business at year end as included in Seller Financial Statements.

                  (b) Buyer shall promptly review the Closing Date Schedule of Liabilities. Seller shall cooperate with Buyer's auditors, Coopers & Lybrand, in connection with a review by such auditors of such Closing Date Schedule of Liabilities. Should Buyer determine that the Closing Date Schedule of Liabilities is not in accordance with this Agreement, Buyer shall so notify Seller within 30 days of receipt of the Closing Date Schedule of Liabilities of those items on which Buyer is not in agreement (the "Notice"). The parties shall then promptly designate representatives who shall meet for the purpose of resolving the differences between the parties. If such differences have not been resolved within 30 days after receipt by Seller of the Notice, the remaining items shall be submitted to a jointly selected independent accounting firm which shall have no prior relationship with Buyer or Seller (an "Independent Accounting Firm") for resolution in accordance with this Agreement. The decision of such Independent Accounting Firm shall be binding on both parties and the expense of such Independent Accounting Firm shall be shared equally by the parties.

            Section 5.15 Silver Price Quotation Services. Seller hereby covenants that it shall continue to publish Seller's silver spot price after the Closing Date consistent with its past practice and on the same terms and subject to the same conditions that such service is, as of the date of this Agreement, rendered and shall be rendered in the future to third parties unaffiliated with the Seller or Buyer; provided, that if Seller shall determine to discontinue such service, Seller shall offer to Buyer a right of first refusal to render such service in place of Seller and; provided, further, that if Seller determines to sell such silver quotation service, Seller shall not be required to offer to Buyer the option to allow Buyer to render such service in place of Seller.

            Section 5.16 Precious Metals Inventory. A physical inventory of the Precious Metals on hand, including clean-up lots, at the Facilities (the "Final Pre-cious Metals Inventory") shall be taken as of the Closing Date by the employees of Seller, observed by representatives of Buyer and, at their respective options, their respective independent public accountants to determine the aggregate weight in troy ounces of the Precious Metals on hand. All inventory will be identified by a lot number. Each lot of material will be categorized as either (i) unsettled customer lots or (ii) Seller's Final Precious Metals Inventory. Lots identified as Seller's Final Precious Metals Inventory will be processed in accordance with the Sales Agreement. If the aggregate weight of "fine ounces" of the Replacement Precious Metals conveyed to Seller on the Closing Date is greater than (i) the aggregate weight of the Final Precious Metals Inventory determined in accordance with the Sales Agreement less (ii) the aggregate weight of the Seller Leased Gold and the Net Customer Consigned Precious Metals, Seller shall, not later than 2 days following the determination of the Final Precious Metals Inventory, convey, transfer and deliver an amount of Precious Metals equal by weight to the aggregate weight of such excess to Buyer. If the aggregate weight of the Replacement Precious Metals conveyed to Seller on the Closing Date is less than the (i) aggregate weight of the Final Precious Metals Inventory less (ii) the aggregate weight of the Seller Leased Gold and the Net Customer Consigned Precious Metals, Buyer shall, not later than 2 days following the determination of the Final Precious Metals Inventory, convey, transfer and deliver an amount of Precious Metals equal to the aggregate weight of such shortage to Seller.

            Section 5.17 Completion of Work-in-Process Inventory. For each lot of Seller's Final Precious Metals Inventory, Seller shall, not later than 2 days following the determination of the Final Precious Metals assay, pursuant to the Sales Agreement, pay to Buyer an amount, in immediately available funds, the treatment and refining charges as set forth in the Sales Agreement.

            Section 5.18 Transfer of Environmental Permits. Seller covenants and agrees to use its best efforts (i) to transfer the Environmental Permits held by Seller and its affiliates, including such Environmental Permits held by American Chemical & Refining, Inc., with respect to the Business or the real property owned or leased by the Business, to Buyer, and (ii) if any such Environmental Permits cannot be lawfully transferred to Buyer, to cooperate with and assist Buyer in its application for such replacement Environmental Permits as shall be required to operate the Business or the real property owned or leased by the Business as it shall be operated on the Closing Date. Seller further covenants and agrees to allow Buyer to use such Environmental Permits held by Seller and its affiliates and used by the Business until such Environmental Permits are transferred to Buyer or new permits are granted to Buyer.

            Section 5.19 Covenant Not to Compete.

                  (a) In furtherance of the sale to Buyer of the Assets and the Business, the Seller shall not, and shall cause its subsidiaries and controlled affiliates not to, directly or indirectly, through equity ownership or otherwise anywhere in the world, except as the Seller operates its businesses in Canada and Singapore on the Closing Date:

                        (i) compete with Buyer (A) in the precious metals
                  refining business for a period of ten years following the Closing Date, or (B) in the component retrieval business for a period of five years following the Closing Date (except that nothing shall prevent Seller from purchasing or using electronic components (including components retrieved by the Business) for use as parts of other products sold by Seller), in either case as such businesses are conducted on the Closing Date by the Business; provided, that any "incidental" or internal collection or refining by the Seller and its subsidiaries and affiliates related to concentration of solutions containing precious metals shall not be deemed to be a violation of the foregoing; provided, further, that Seller shall not solicit third party customers for such "incidental" or internal collection and refining; provided, further, that nothing herein shall be construed to prevent the Seller from owning, as an investment, up to 5% of a class of equity securities issued by any competitor of Buyer that is publicly traded.

                        (ii) for a period of ten years in the case of the
                  precious metals refining business and five years in the case of the component retrieval business, communicate with or contact any customers of the Business for the purpose of soliciting such customers to purchase any goods, products or services of the type being manufactured, offered or sold by the Business as of the Closing Date; nor

                        (iii) use or disclose to others any trade secrets or
                  other confidential information relating solely to the Assets and the Business, including the names, addresses and any other information relating to the aforesaid customers and confirms that such information shall constitute exclusive property of Buyer and agrees that any such property shall not be used by the Seller or disclosed to other persons or business enterprises;

provided, that nothing in this Section 5.19 shall prevent or be construed to prevent Seller and its subsidiaries and affiliates from conducting and continuing to conduct the businesses (and any natural extensions or expansions thereof), other than the Business, which they conduct or propose to conduct as of the Closing Date; provided, however, that nothing in this Section 5.19 shall be construed to prevent the Seller or any of its subsidiaries or affiliates from effecting a merger, consolidation or similar business combination with, or making an acquisition, in whole or in part, of the equity or assets of an entity that competes directly with the Buyer with respect to any of the goods, products or services of the Business existing on the Closing Date (the "Acquired Entity"), so long as Seller uses reasonable good faith efforts to dispose of the portions of the Acquired Entity which compete directly with the Buyer with respect to such goods, products or services (the "Competing Business") within a reasonable period of time, not to exceed two years, following completion of such business combination or acquisition; provided, further, that Seller shall offer to Buyer a right of first refusal to purchase such Competing Business on terms and conditions substantially similar to those on which Seller has determined it will sell the Competing Business to a third party purchaser which has made such an offer to purchase (a "Purchase Offer") the Competing Business. Seller shall give Buyer written notice (an "Offer Notice") promptly upon receipt of a Purchase Offer acceptable to Seller, which Offer Notice shall contain the material terms of the Purchase Offer. Buyer shall have 30 days to give notice to Seller of its decision to purchase the Competing Business (a "Buyer's Notice") on terms and conditions substantially similar to the Purchase Offer. If Buyer fails to give a Buyer's Notice to Seller within 30 days of Buyer's receipt of the Offer Notice, Seller may sell the Competing Business to the prospective third party purchaser. If Buyer gives a Buyer's Notice to Seller, Buyer shall be required to consummate the purchase of the Competing

Business within 90 days of its delivery of the Buyer's Notice. If the terms of the Purchaser's Offer include any non-cash consideration, Buyer may use substantially similar non-cash consideration in connection with its purchase of the Competing Business, or, if it is not possible or practicable for Buyer to use such substantially similar non-cash consideration, Buyer may substitute cash for the fair market value of such non-cash consideration (such fair market value to be mutually agreed by Buyer and Seller, or, in the absence of agreement, by an independent investment banker). In the event Buyer fails to purchase the Competing Business within such 90 day period following the delivery of Buyer's Notice, Seller shall be free to retain such Competing Business or sell it to any third party without regard to the foregoing right of first refusal.

                  (b) For a period of five (5) years following the Closing Date, Seller shall purchase its requirements of fine silver grain ("Grain"), fine silver crystal ("Crystal") and fine silver crystal which has been analyzed to meet Seller's chemistry specifications ("Catalyst Grade Silver"), from Buyer. Seller will provide an equivalent quantity of silver to Buyer in London for the silver quantity received in the form of Catalyst Grade Silver and Grain. For a period of one year after the Closing Date, Seller will pay Buyer a premium of $0.04 per ounce for Grain, $0.01 per ounce for Catalyst Grade Silver, and Seller will pay no premium for Crystal; provided, that Buyer and Seller agree to negotiate in good faith to make adjustments in such price at the end of such one year period in light of then prevailing market conditions. It is agreed that for a period of five (5) years following the Closing Date, Buyer shall not, and shall cause the Business not to, directly or indirectly, anywhere in North America, compete with Seller (x) in the manufacture, distribution, marketing or sale of any silver products or silver alloy products, (y) in the manufacture, distribution, marketing or sale of any fabricated sheet or wire products containing silver, or (z) in the distribution, marketing, or sale of Catalyst Grade Silver, or cast industrial products to any purchaser. Notwithstanding the foregoing, Buyer may distribute, market and sell Crystal silver and fine silver Grain to financial institutions, recognized traders (non-manufacturers) and refiners of precious metals, and fine silver Grain to customers who are not currently customers of Seller as listed on
Schedule 5.19 hereto. Nothing in this Agreement shall prevent (i) Buyer from manufacturing, distributing, marketing or sales of gold alloy products, or (ii) Buyer's Canadian subsidiary from manufacturing, distributing, marketing or selling silver products generated from such Canadian affiliate's refinery in Vancouver, Canada.

                  (c) The parties intend that the covenant contained in the preceding Sections 5.19(a) and (b) shall be construed as a series of separate covenants, one for each country, county and city included within each state and, except for geographic coverage, each such separate covenant shall be deemed identical. The parties agree that the covenants included in this Section 5.19 are, taken as a whole, reasonable in their geographic scope and their duration and no party shall raise any issue of the reasonableness of the scope or duration of the covenants in any proceeding to enforce any such covenants. If, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants deemed included in this Section 5.19, then the unenforceable covenant shall be deemed eliminated from these provisions for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants to be enforced.

            Section 5.20 Buyer's Covenants. Buyer covenants and agrees: (a) to return all Net Customer Consigned Precious Metals in the possession of the Business on the Closing Date to the named owners of such consigned Precious Metals in accordance with the agreements of the

Business with such named owners and in accordance with industry practice; and

                  (b) if required by applicable law or the rules and regulations of the Australian Stock Exchange in order to consummate the transactions contemplated hereby, Buyer, acting through its Board of Directors, shall, in accordance with applicable law and the rules and regulations of the Australian Stock Exchange:

                        (i) promptly and duly call, give notice of, convene and
                  hold a special meeting of its shareholders (the "Special Meeting") as soon as practicable following the execution of this Agreement;

                        (ii) prepare and file with the required Australian
                  authorities any proxy or information statement or similar disclosure document (the "Disclosure Statement") relating to the transactions contemplated hereby and this Agreement and use its reasonable efforts (x) to obtain and furnish the information required to be included by the required Australian authorities in the Disclosure Statement and cause a definitive Disclosure Statement to be mailed to its shareholders and (y) to obtain the necessary approvals by its shareholders of the transactions contemplated hereby;

                        (iii) include in the Disclosure Statement the
                  recommendation of the Board of Directors of Buyer that shareholders of Buyer vote in favor of the approval of the transactions contemplated hereby and the adoption of this Agreement; and

                        (iv) provide Seller with drafts of the Disclosure
                  Statement prior to the filing of such Disclosure Statement and Buyer will consider in good faith any comments on the Disclosure Statement received from Seller or its counsel.

            Section 5.21 Nondisclosure. If this Agreement and the transactions provided for herein shall be terminated or abandoned for any reason whatsoever, each party shall (a) return to the other party any and all information and data furnished to such party in connection herewith and (b) hold in confidence its knowledge of any and all proprietary, confidential and secret information or data and not disclose or publish the same directly or indirectly (i) without the prior written consent of such other party or (ii) until the same has been theretofore publicly disclosed by such other party or otherwise ceased to be secret or confidential as evidenced by general public knowledge; provided, however, that each party shall have the right to disclose such information, without consent, to the extent that such party is required by law to do so. The foregoing provisions are intended to supplement and not supersede any existing confidentiality agreement between the parties.

            Section 5.22 Trademark Registrations, Corporate Names. As of the Closing Date, if any of the Intellectual Property to be transferred to Buyer hereunder is in the process of registration or renewal, or is entitled to be as of the Closing, but has not been, registered with the U.S. Patent and Trademark Office, U.S. Copyright Office, or similar U.S. or foreign patent, trademark or copyright authorities, Seller shall, at the request of Buyer, reasonably assist Buyer in pursuing and securing any and all such registrations in the name of Buyer. Such assistance by Seller shall not include any requirement on Seller to engage in litigation with, or make any payments to, third parties, including (without limitation), governmental agencies and entities.

            Section 5.23 Certain Major Customers. Buyer and Seller covenant and agree to cooperate in contacting certain major customers of the Business set forth on Schedule 5.23 hereto (the "Major Customers") prior to the Closing (i) to inform such Major Customers of the transactions proposed hereby, and (ii) to encourage such Major Customers to remain customers of the Business after the Closing. The parties further covenant and agree to promptly notify the other party hereto of their receipt of any written or verbal notice from any Major Customer of its intention not to continue to be a customer of the Business after the Closing. Schedule 5.23 shall include the fiscal year 1995 sales revenues with respect to each of such Major Customers.

            Section 5.24 Real Property Covenants.

                  (a) Leases. With regard to all Leases, Seller agrees as follows:

            (i) Assignment. Seller agrees to use its best efforts to assign and transfer all of its right, title and interest as tenant under all such Leases, and to obtain and deliver such consents as are required under the relevant Lease and, if Seller is entitled to obtain an estoppel from the landlord(s) under the terms of the applicable Lease and in a form as is required under such Lease, estoppels from the landlord(s) thereof. Seller agrees to hold Buyer harmless and indemnify it with respect to any and all claims or demands arising under any such Lease prior to the date of Closing, which agreement and undertaking shall survive the Closing hereunder.

            (ii) Lease Documents. Seller agrees to deliver true, accurate and complete copies of the executed counterparts of each and every Lease and any amendments, extensions or modifications thereof, on or before the Closing Date.

                  (b) Casualties; Risk of Loss to Real Property. (i) If a casualty to any of the real property Assets should occur prior to the Closing, then (i) Seller shall procure and deliver the insurance proceeds recovered by Seller to Buyer; and (ii) Seller shall pay or allow a settlement credit for the amount by which the estimated costs of such repairs exceed the available net insurance proceeds. The estimate of any such repair costs shall be mutually agreed by the parties; if no such agreement can be reached, a mutually agreed upon independent third party shall be appointed to estimate the cost of such repairs. Such independent third party's good faith estimate shall be final; provided, that in no case shall the estimated cost to repair such damage exceed the fair market value of such real property Asset.

                  (c) Adjustment Items. Buyer and Seller covenant and agree that the following items shall be adjusted between Buyer and Seller as of the Closing
Date: occupancy rents; security deposits and all interest due thereon; real estate taxes; sewer rents and charges; water rents and charges; front foot benefit charges (if applicable); utilities and fuel oil; and all other operating and maintenance charges with respect to each real property Asset (the "Adjustment Items"). Buyer and Seller covenant and agree (i) to cooperate and use their respective best efforts to promptly establish the net amount of such Adjustment Items and (ii) to pay the net amount of such Adjustment Items to the appropriate party hereto, as the case may be, promptly after the Closing.

            Section 5.25 Connecticut Transfer Act. Seller shall assume all liabilities, duties and responsibilities imposed by or arising from the Connecticut Transfer Act, Conn. Gen. Stat.
Section 22a-134 et seq., as amended (the "Act"). Such compliance shall include, but not be limited to, providing Buyer with a copy of any and all filings and site assessments made pursuant to the requirements of the Act, preparing and implementing any site remediation plan required as a result of complying with the Act and compensating Buyer for any claims, losses, damages, liabilities, costs and other expenses related to the Act. If Seller does not make a filing pursuant to the Act, Seller shall provide at Closing an affidavit that it has reviewed the Act and has determined that the Act does not apply to the transactions contemplated by this Agreement.

            Section 5.26 Estimated Assumed Liabilities. At least two days before the Closing, Seller shall provide to Buyer an estimate of the balance sheet liabilities to be assumed by Buyer at the Closing (the "Estimated Assumed Liabilities"), which Estimated Assumed Liabilities shall be used to determine the Closing Payment pursuant to Section 1.1 (b)(ii) hereof.

            Section 5.27 Handy & Harman Canada, Limited. It is agreed that the Buyer will assume the commercial relationships to provide refining services, including all sales and marketing activities and responsibility for settlement, to the customers of Handy & Harman of Canada, Ltd. ("H&H Canada"). Buyer will enter into a purchase agreement with H&H Canada (the "H&H Canada Agreement") for the continuing use of the Toronto facility for collection and preprocessing of scrap containing precious metals. Buyer and Seller agree to negotiate in good faith and to enter into the definitive H&H Canada Agreement prior to the Closing. The term of the H&H Canada Agreement will be 10 years. With regard to existing customers of H&H Canada on the Closing Date ("Existing Customers"), Buyer agrees to continue to use the Toronto facilities for the term of the H&H Canada Agreement for all orders by such Existing Customers to the extent the

Toronto facility has the capability to perform such services. The use of the Toronto facility will be paid for based on a division of revenues derived from the business. Except as set forth below, future revenues will be divided on the same percentage as 1995, as set forth by customer on Section 5.27 of the Disclosure Schedule, or, for such Existing Customers on such Schedule without such percentage of revenue distribution, as follows:

      Buyer's Revenues                                      40%

      H&H Canada's Revenues (for
      Collection and Preprocessing)                         60%

New customers of H&H Canada established by Buyer requiring such services as are provided by the Toronto facility will be serviced by such facility on the same terms as above; provided, that such terms may be modified by mutual agreement of the parties depending on market and prevailing economic conditions. Notwithstanding the forgoing, if Buyer's fixed costs with respect to one or more customer(s) (including costs with respect to third party smelters) materially increase, then the division of future revenues shall be renegotiated in good faith by Buyer and H&H Canada and failing to reach such agreement after good faith negotiations Buyer shall not be bound thereafter with respect to such customer or customers. New customers requiring services not provided by the Toronto facility may be serviced as determined by Buyer.

            Section 5.28 The CIT Group Equipment Lease. Seller covenants and agrees to pay to The CIT Group/Equipment Financing, Inc. ("CIT") all amounts owed or to become due to CIT through the end of the Master Lease, dated as of August 10, 1987, between CIT and Seller (the "Master Lease"), such that the Business shall obtain clear title to the equipment which is the subject matter or such Master Lease.

            Section 5.29 Third Party Precious Metal. The Business has, and on the Closing Date will continue to have, in its possession certain Precious Metals owned by customers of the Business (the "Third Party Precious Metals"). Such Third Party Precious Metals have been delivered to the Business in the regular course the Business for certain processing, refining and other services to be performed by the Business, and are Excluded Assets under this Agreement. Buyer and Seller hereby covenant and agree to contact the customers who own such Third Party Precious Metals to inform such customers (i) of the pending sale of the Business to Buyer, (ii) that, after the Closing, Buyer shall be obligated to return such Third Party Precious Metals to each of the customers owning such Third Party Precious Metals, and (iii) that, after the Closing, such customers may only look to Buyer to return such Third Party Precious Metals. Buyer further covenants and agrees that, after the Closing, (a) Buyer shall be obligated to return such Third Party Precious Metals to the respective customers of the Business, (b) Buyer shall indemnify and hold harmless Seller from any loss, charge, liability or claim of any kind whatsoever related to the return of the Third Party Precious Metals. In the event that any customer of the Business is unwilling to look solely to Buyer to replace such customer's Third Party Precious Metal after the Closing, Seller shall, if practicable, return such customer's Third Party Precious Metals before the Closing, or, if it is not practicable to so return such customer's Third Party Precious Metals before the Closing, as soon as reasonably possible after the Closing; provided, that Buyer shall replace and deliver to Seller the equivalent amount of any Seller owned Precious Metals which are delivered to customers in place of any Third Party Precious Metals.

            Section 5.30 Phase II Environmental Study. Buyer shall, at Buyer's sole cost and expense, promptly after the date of this Agreement, engage an appropriate environmental consultant to perform a phase II environmental study (the "Phase II Studies") of each of the Facilities. If the results of such Phase II Studies reveal any Environmental Condition which is a violation of Environmental Laws or Environmental Permits (as such laws and permit requirements exist on the Closing
Date), then (i) Seller shall remediate, cure, and resolve such Environmental Condition at Seller's sole cost and expense, either before or, with Buyer's consent, after the Closing Date, or (ii) Seller shall reduce the adjusted Purchase Price by the mutually agreed cost to complete such remediation, cure or resolution; provided, that Seller shall be under no obligation to remediate, cure or resolve any condition which is not a violation of Environmental Laws or Environmental Permits (as such laws and permit requirements exist on the Closing
Date). Any such amounts paid by Seller or reduction in adjusted Purchase Price, as the case may be, shall be counted towards Seller's maximum indemnification liability under Section 9.2(b)(ii) hereof.

            Section 5.31 Environmental Consent Order.

                  (a) Prior to the Closing Date, Seller shall enter into a definitive consent order (the "Definitive Consent Order") with the State of Connecticut with respect to certain environmental matters. The Definitive Consent Order shall be, with respect to the South Windsor Facility, substantially similar to, and shall impose obligations and requirements not materially more onerous than those set forth in, the draft consent order (the "Draft Consent Order") attached hereto as Exhibit K. At the Closing, Seller and Buyer shall enter into an environmental undertaking (the "Environmental Undertaking") pursuant to which the responsibilities and obligations set forth in the Definitive Consent Order shall be allocated between Buyer and Seller after the Closing. The Environmental Undertaking shall allocate the environmental obligations and responsibilities which are the subject matter of the Definitive Consent Order and which relate to the ongoing operation of the South Windsor Facility to Buyer or to a subsidiary of Buyer. If requested by the State of Connecticut, Buyer shall enter into a supplemental consent order, undertaking or addendum to the Definitive Consent Order consistent with the foregoing.

                  (b) With respect to expenditures related to the Definitive Consent Order, whether occurring before or after the Closing Date, (i) Buyer agrees to pay, perform and discharge, in accordance with the Definitive Consent Order, any and all of the "up-front" payment obligations relating to the South Windsor Facility up to $250,000 (the "Primary Environmental Payment"), (ii) Seller agrees to pay, perform and discharge, in accordance with the Definitive Consent Order, any and all of the "up-front" payment obligations relating to the South Windsor Facility in excess of the Primary Environmental Payment, up to a maximum of $120,000 (the "Secondary Environmental Payment"), and (iii) Buyer further agrees to pay, perform and discharge, in accordance with the Definitive Consent Order, any and all of the "up-front" payment obligations relating to the South Windsor Facility in excess of the Primary Environmental Payment and the Secondary Environmental Payment (i.e. any amounts in excess of an aggregate total of $370,000).

                                   ARTICLE VI

                    CONDITIONS TO OBLIGATIONS OF THE PARTIES

            Section 6.1 Conditions to Each Party's Obligation. The respective obligation of each party to consummate the transactions contemplated herein is subject to the satisfaction at or prior to the Closing of the following conditions:

                  (a) No statute, rule or regulation shall have been enacted, entered, promulgated or enforced by any court or governmental authority which prohibits or restricts the consummation of the transactions contemplated hereby;

                  (b) There shall not be in effect any judgment, order, injunction or decree of any court of competent jurisdiction enjoining the consummation of the transactions contemplated hereby;

                  (c) There shall not be any suit, action, investigation, inquiry or other proceeding instituted, pending or threatened by any governmental or other regulatory or administrative agency or commission which seeks to enjoin or otherwise prevent consummation of the transactions contemplated hereby;

                  (d) Any waiting periods applicable to the transactions contemplated by this Agreement under applicable Australian antitrust or trade regulation laws and regulations shall have expired or been terminated;

                  (e) Buyer shall have received such approval of the shareholders of Buyer as is required by the rules and regulations of the Australian Stock Exchange applicable to transactions of the type contemplated by this Agreement in order to lawfully consummate the transactions set forth herein;

                  (f) Buyer and Seller shall have entered into the H&H Canada Agreement; and

                  (g) Buyer and Seller shall have executed the Environmental Undertaking and any further documentation related to the Definitive Consent Order required by the State of Connecticut.

                  Section 6.2 Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated hereby are further subject to the satisfaction (or waiver) at or prior to the Closing of the following conditions:

                  (a) The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects at the date hereof and as of the Closing as if made at and as of such time, except for changes permitted or contemplated hereby and except for representations which are as of a specific date;

                  (b) Buyer shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Closing pursuant to the terms hereof;

                  (c) Buyer shall have delivered to Seller a certificate substantially in the form annexed as Exhibit G hereto, dated as of the Closing executed by an appropriate officer of Buyer;

                  (d) Buyer shall have delivered to Seller or its affiliates those items set forth in Section 1.3 hereof;

                  (e) Seller shall have received an opinion of Buyer's legal counsel, dated the Closing Date, substantially in the form annexed as Exhibit H hereto; and

                  (f) Seller shall have received and taken unconditional ownership, title, custody and possession of the Replacement Precious Metals.

            Section 6.3 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated hereby are further subject to the satisfac-tion (or waiver) at or prior to the Closing of the following conditions:

                  (a) The representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects at the date hereof and as of the Closing as if made at and as of such time, except for changes permitted or contemplated hereby and except for representations which are as of a specific date;

                  (b) Seller shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Closing pursuant to the terms hereof;

                  (c) Seller shall have delivered to Buyer a certificate substantially in the form annexed as Exhibit G hereto, dated as of the Closing and executed by an appropriate officer of Seller;

                  (d) Seller or its affiliates shall have delivered to Buyer those items set forth in Section 1.3 hereof;

                  (e) Buyer shall have received an opinion of internal counsel to Seller, dated the Closing Date, substantially in the form annexed as Exhibit I hereto;

                  (f) Buyer shall have consummated the transactions contemplated by the Commitment Letter and Buyer has, and will at the Closing have, sufficient immediately available funds, in cash, to pay the Purchase Price, to provide the Business with sufficient working capital and to pay any other amounts payable pursuant to this Agreement and to effect the transactions contemplated hereby;

                  (g) Buyer and Seller collectively shall not have received verbal or written notice from a number of the Major Customers representing 30% or more of the fiscal year 1995 total sales revenue from such Major Customers, as set forth on Schedule 5.23 hereto, in the aggregate, to the effect that such Major Consumers do not intend to continue as customers of the Business after the Closing; and

                  (h) Seller shall have received the consents of the landlords of the Villa Park and Phoenix facilities for the assignment of the leases of such facilities to Buyer.

            Section 6.4 Materiality of Conditions. Notwithstanding anything contained herein, no condition involving the accuracy of representations and warranties made by Seller as of the date hereof or the Closing Date (without giving effect to any "materiality" limitation or Material Adverse Effect qualifier set forth therein), or the furnishing of an officer's or other certificate shall be deemed not fulfilled, and Buyer shall not be entitled to fail to consummate the transactions contemplated by this Agreement or terminate this Agreement on such basis, if the respects in which such representations and warranties are inaccurate or the certificates do not conform to what is prescribed by this Agreement, in the aggregate, do not result in a Material Adverse Effect to the Business or the Assets.

                                   ARTICLE VII

                ASSUMPTION OF CERTAIN LIABILITIES AND OBLIGATIONS

            Section 7.1 Assumed Liabilities. Subject to Section 7.2 of this Agreement, Buyer shall assume and be responsible on the Closing Date for only the following liabilities and obligations of the Business (such liabil-ities and obligations being hereinafter referred to collectively as the "Assumed Liabilities"):

                  (a) all liabilities, contingencies, and obligations reflected on or referred to in the Closing Date Schedule of Liabilities and any notes thereto; and

                  (b) all liabilities, obligations and duties to perform any and all Assigned Contracts and all commitments of any kind entered into by the Seller on or prior to the Closing Date which relate to the Business or the Assets;

provided, that the Assumed Liabilities shall not include any liabilities of the Business to third party smelters existing on the Closing Date owed in connection with any Precious Metals which constitute Excluded Assets. At the Closing, Buyer will deliver to Seller the Undertaking, substantially in the form of Exhibit J hereto, whereby Buyer will assume and agree to pay and discharge the Assumed Liabilities. Section 7.1 of the Disclosure Schedule sets forth a non-exhaustive list of examples of items which shall be Assumed Liabilities.

            Section 7.2 Non-Assumed Liabilities. (a) Except for the Assumed Liabilities, Buyer does not assume or agree to pay, satisfy, discharge or perform, and shall not be deemed by virtue of the execution and delivery of this Agreement, or of any instrument, paper or document delivered by it pursuant to this Agreement, or as a result of the consummation of the transactions contemplated by this Agreement, to have assumed or become a successor to, or to have agreed to pay, satisfy, discharge or perform, any liability, obligation or indebtedness (whether absolute, accrued, or contingent, whether filed or asserted prior to or after the Closing Date) all of which, except for the Assumed Liabilities, Seller agrees to pay, satisfy, discharge and perform (the "Excluded Liabilities").

                  (b) Any instruments, papers and documents which shall be executed and delivered by Buyer in connection with the assumption of the Assumed Liabilities shall contain express and specific provisions to the effect that in respect of any Assumed Liabilities:

                  (i) Buyer shall have the right to resist, contest, defend against, litigate, compromise and/or otherwise dispose of any and all Assumed Liabilities to such extent and in such manner as Buyer, in its sole discretion, shall deem desirable, advisable and for its best interests, and Buyer shall be deemed to have performed its obligations under and pursuant to such instruments, papers and documents notwithstanding such resistance, contest, defense against, litigation, compromise or other disposition, so long as, and to the extent that, neither Seller nor its affiliates shall be required to pay, satisfy, discharge or perform any of the Assumed Liabilities; and

                  (ii) Nothing in any such instrument, paper or document, or in this Agreement, contained is intended to be construed, or shall be construed, as enlarging or extending in any manner, or to any extent, the period of limitations prescribed by any statute of limitations applicable to any of the Assumed Liabilities, or as enlarging or extending to any extent, or in any manner whatsoever, the rights which any owner, holder or obligee of any of the Assumed Liabilities has had, now has, or hereafter can, shall or may have in respect thereto against Seller, or as rendering valid, or enforceable, against Buyer any of the Assumed Liabilities which, for any reason whatsoever, would not have been valid and enforceable against Seller and/or its affiliates and that any of the Assumed Liabilities which would have been valid or enforceable, against Seller and/or its affiliates only partially, conditionally, contingently or to a limited extent, or in a limited manner, shall be valid and enforceable against Buyer to no greater extent, and in no different manner, than the Assumed Liabilities would have been valid and enforceable against Seller and/or its affiliates.

                                  ARTICLE VIII

                         TERMINATION; AMENDMENT; WAIVER

            Section 8.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned:

                  (a) at any time, by mutual written consent of Seller and Buyer;

                  (b) at any time on or after October 1, 1996, by either Seller, on the one hand, or Buyer, on the other hand, if the Closing shall not have occurred on or prior to such date;

                  (c) by Buyer or Seller if any court of competent jurisdiction or other governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and non-appealable;

                  (d) by Buyer, (i) if there has been any violation or breach by Seller in any material respect of any material representation warranty, covenant or obligation contained in this Agreement and such violation or breach has not been waived by Buyer or (ii) if Buyer shall not have received the shareholder approval referred to in Section 6.1(e) hereof; or


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

                  (e) by Seller, if there has been a violation or breach by Buyer in any material respect of any material representation, warranty, covenant or obligation contained in this Agreement and such violation or breach has not been waived by Seller.

If Buyer or Seller shall terminate this Agreement pursuant to the provisions hereof, such termination shall be effected by notice to the other parties specifying the provision hereof pursuant to which such termination is made.

            Section 8.2 Procedure and Effect of Termination. In the event of the termination of this Agreement and the abandonment of the transactions contemplated hereby pursuant to Section 8.1 hereof, written notice thereof shall forthwith be given by the party so terminating to the other party hereto and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by Seller, on the one hand, or Buyer, on the other hand. If this Agreement is terminated pursuant to Section 8.1 hereof:

                  (a) each party shall redeliver all documents, work papers and other materials of the other parties relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same, and all confidential information received by any party hereto with respect to the other party shall be treated in accordance with the Confidentiality Agreement;

                  (b) all filings, applications and other submissions made pursuant hereto shall, at the option of the filing party, and to the extent practicable, be withdrawn from the agency or other person to which made; and

                  (c) there shall be no liability or obligation hereunder on the part of Seller or Buyer or any of


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

their respective directors, officers, employees, affiliates, controlling persons, agents or representatives, except that Seller or Buyer, as the case may be, may have liability to the other party if the basis of termination is a willful, material breach by Seller or Buyer, as the case may be, of one or more of the provisions of this Agreement, and except that the obligations provided for in Sections 8.2(a), 8.2(b) and 10.3 hereof shall survive any such termination.

            Section 8.3 Amendment, Modification and Waiver. This Agreement may be amended, modified or supplemented at any time by written agreement of Seller and Buyer. Any failure of Seller, on the one hand, or Buyer, on the other hand, to comply with any term or provision of this Agreement may be waived, with respect to Buyer, by Seller and, with respect to Seller, by Buyer, by an instrument in writing signed by or on behalf of the appropriate party, but such waiver or failure to insist upon strict compliance with such term or provision shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply.

                                   ARTICLE IX

                  SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

            Section 9.1 Survival of Representations, Warranties and Agreements. The representations and warranties of Seller and Buyer, made in this Agreement shall survive the Closing until March 31, 1998 (the "Indemnity Period"), but, except as provided in Section 8.2(c) hereof, shall not survive any termination of this Agreement. The Indemnity Period shall not apply to Buyer Damages (as hereinafter defined) arising out of a breach of any covenant or obligation contained in this Agreement or arising pursuant to Sections 9.2(a)(ii), (iii) or
(iv) hereof. The parties intend to shorten the statute of


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

limitations and agree that no claims or causes of action may be brought against Seller, Buyer or any of their respective directors, officers, employees, affiliates, controlling persons, agents or representatives based upon, directly or indirectly, any of the representations and warranties contained in this Agreement after the Indemnity Period or, except as provided in Section 8.2(c) hereof, any termination of this Agreement. This Section 9.1 shall not limit any covenant or agreement of the parties which contemplates performance after the Closing, including, without limitation, the covenants and agreements set forth in Sections 5.8 and 10.2 hereof.

            Section 9.2  Seller's Agreement to Indemnify.
                  (a) Subject to the terms and conditions set forth herein, from and after the Closing, Seller shall indemnify and hold harmless Buyer and its directors, officers, employees, affiliates, controlling persons, agents and representatives and their successors and assigns (collectively, the "Buyer Indemnitees") from and against all liability, demands, claims, actions or causes of action, assessments, losses, damages, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) (collectively "Buyer Damages") asserted against or incurred by any Buyer Indemnitee as a result of, relating to or arising out of the following:

                  (i) a breach of any representation, warranty, obligation or covenant contained in this Agreement when made or at and as of the Closing as though such representations, warranties, agreements and obligations were made at and as of the Closing;

                  (ii) any of the Excluded Liabilities or any other liability or obligation of Seller not expressly assumed by Buyer under this Agreement regardless of whether or not such events constitute a breach of a representation or warranty hereunder;

                  (iii) any Environmental Condition resulting from Seller's or its predecessors' ownership or operation of the Business or the real property owned or leased by the Business arising under or related to compliance with any Environmental Laws or Environmental Permits (as such laws and permit requirements exist on the Closing Date), in each case existing prior to Closing, whether or not known to Buyer or to Seller at the time of Closing and regardless of whether or not such events constitute a breach of a representation or warranty hereunder; and

                  (iv) any event, fact or condition relating to or arising from the ownership, control, management or operation of the Business or the real property owned or leased by the Business or the other assets of the Business or otherwise arising or occurring prior to the Closing Date regardless of whether Seller or Buyer had knowledge or was aware thereof, and regardless of whether or not such events constitute a breach of a representation or warranty hereunder, on or prior to the Closing Date, including without limitation those arising under the Comprehensive Environmental Response, Cleanup and Liability Act, as amended (as such laws exist as of the Closing Date);

provided, that in no case shall the provisions of this Section 9.2 relieve Buyer of its obligations to assume, discharge and pay the Assumed Liabilities.

                  (b) Seller's obligations to indemnify the Buyer Indemnitees pursuant to clause (i) of Section 9.2(a) hereof with respect to a breach of a representation, warranty, obligation or covenant contained in this Agreement are subject to the following limitations:

                  (i) No indemnification shall be made by Seller unless the aggregate amount of Buyer Damages exceeds $250,000 and, in such event, indemnification shall


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

be made by Seller only to the extent Buyer Damages exceed $250,000, it being understood that such $250,000 shall be a "deductible" for the Seller; provided, that such "deductible" shall not apply to any indemnification pursuant to
Section 9.2(a)(ii) hereof or any breach of Section 5.19 hereof.

                  (ii) In no event shall Seller's aggregate obligation to indemnify the Buyer Indemnitees exceed the adjusted Purchase Price (the "Purchase Price Cap"); provided, that any indemnification pursuant to Section 9.2(a)(iii) or (iv) hereof may exceed the Purchase Price Cap but shall not exceed $8,500,000 (the "Environmental Indemnification Cap"); provided, further that (A) any such Section 9.2(a)(iii) or (iv) indemnification shall be counted towards the Purchase Price Cap and (B) any indemnification for other items under this Section 9.2 shall be counted towards the Environmental Indemnification Cap;

                  (iii) The amount of any Buyer Damages shall be reduced by any amount received by a Buyer Indemnitee with respect thereto under any insurance coverage or from any other party alleged to be responsible therefor. The Buyer Indemnitees shall use reasonable efforts to collect any amounts available under such insurance coverage and from such other party alleged to have responsibility. If a Buyer Indemnitee receives an amount under insurance coverage or from such other party with respect to Buyer Damages at any time subsequent to any indemnification provided by the Seller pursuant to this
Section 9.2, then such Buyer Indemnitee shall promptly reimburse the Seller, for any payment made or expense incurred by the Seller in connection with providing such indemnification up to such amount received by the Buyer Indemnitee, but net of any expenses incurred by such Buyer Indemnitee in collecting such amount;

                  (iv) Seller shall be obligated to indemnify the Buyer Indemnitees only for those claims giving rise to Buyer Damages as to which the Buyer Indemnitees have given Seller written notice thereof prior to the end of the Indemnity Period in the event that the Indemnity Period applies to such Buyer Damages. Any written notice delivered by a Buyer Indemnitee to Seller with respect to Buyer Damages shall set forth with as much specificity as is reasonably practicable the basis of the claim for Buyer Damages and, to the extent reasonably practicable, a reasonable estimate of the amount thereof.

            Section 9.3 Third Party Indemnification. The obligations of Seller to indemnify the Buyer Indemnitees under Section 9.2 hereof with respect to Buyer Damages resulting from the assertion of liability by third parties (a "Claim"), will be subject to the following terms and conditions:

                  (a) Any party against whom any Claim is asserted will give the party required to provide indemnity hereunder written notice of any such Claim promptly after learning of such Claim, and the indemnifying party may at its option undertake the defense thereof, at its own expense, by representatives of its own choosing. Failure to give prompt notice of a Claim hereunder shall not affect the indemnifying party's obligations under this Section 9.3, except to the extent the indemnifying party is materially prejudiced by such failure to give prompt notice. If the indemnifying party, within 30 days after notice of any such Claim, or such shorter period as is reasonably required, fails to assume the defense of such Claim, the Buyer Indemnitee against whom such claim has been made will (upon further notice to the indemnifying party) have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk, and at the expense, of the indemnifying party, subject to the right of the indemnifying party to assume the defense of such Claim at any time prior to settlement, compromise or final determination thereof.


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

                  (b) Anything in this Section 9.3 to the contrary notwithstanding, the indemnifying party shall not enter into any settlement or compromise of any action, suit or proceeding or consent to the entry of any judgment (i) which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Buyer Indemnitee of a written release from all liability in respect of such action, suit or proceeding or (ii) for other than monetary damages to be borne by the indemnifying party without the prior written consent of the Buyer Indemnitee, which consent shall not be unreasonably withheld.

                                    ARTICLE X

                                  MISCELLANEOUS

            Section 10.1 Sales and Transfer Taxes. Buyer and Seller shall share equally the payment of all sales, use, transfer and conveyance taxes (including penalties, interest and additions) arising in connection with the sale and transfer of the Assets to Buyer (collectively, the "Transfer Taxes") pursuant to this Agreement, and Buyer and Seller shall cooperate in the preparation of all necessary tax returns and other documentation with respect to any Transfer Tax; provided, that Seller shall be solely responsible for any federal, state, provincial, local or foreign income or gains tax assessed as the result of the transactions contemplated hereby.

            Section 10.2 Property Taxes. Liability for real, personal and intangible property taxes imposed upon Buyer or Seller with respect to the Assets for a tax year commencing prior to the Closing Date and concluding subsequent to the Closing Date shall be apportioned between Buyer and Seller on a per diem basis with respect to such tax year.


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

            Section 10.3 Fees and Expenses. Whether or not the transactions contemplated herein are consummated pursuant hereto, except as otherwise provided herein, each of Seller, on the one hand, and Buyer, on the other hand, shall pay all fees and expenses incurred by, or on behalf of, such party in connection with, or in anticipation of, this Agreement and the consummation of the transactions contemplated hereby. Each of Seller, on the one hand, and Buyer, on the other hand, shall indemnify and hold harmless the other party from and against any and all claims or liabilities for financial advisory and finders' fees incurred by reason of any action taken by such party or otherwise arising out of the transactions contemplated by this Agreement by any person claiming to have been engaged by such party.

            Section 10.4 Further Assurances. From time to time after the Closing Date, at the request of another party hereto and at the expense of the party so requesting, each of the parties hereto shall execute and deliver to such requesting party such documents and take such other action as such requesting party may reasonably request in order to consummate more effectively the transactions contemplated hereby.

            Section 10.5 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and may be given by any of the following methods: (a) personal delivery; (b) facsimile transmission; (c) registered or certified mail, postage prepaid, return receipt requested; or (d) overnight delivery service. Notices shall be sent to the appropriate party at its address or facsimile number given below (or at such other address or facsimile number for such party as shall be specified by notice given hereunder):


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

                  If to the Buyer, to:

                  Golden West Refining Corporation Limited
                  17 Glassford Road
                  Kewdale,
                  Western Australia, 6105
                  Fax No. (61-9) 353 1232
                  Attention: Sean Russo

                  with a copy to:

                  Robinson & Cole
                  Financial Centre
                  P.O. Box 10305
                  Stamford, Connecticut 06904-2305
                  Fax No. (203) 462-7599
                  Attention:  Richard A. Krantz, Esq.

                  If to the Seller, to:

                  Handy & Harman
                  International Corporate Center at Rye
                  555 Theodore Fremd Avenue
                  Rye, NY 10580
                  Fax No. (914) 525-4493
                  Attention:  General Counsel

                  with a copy to:

                  Skadden, Arps, Slate,
                  Meagher & Flom
                  919 Third Avenue
                  New York, New York  10022-9931
                  Fax No. (212) 735-2001
                  Attention:  Milton G. Strom

All such notices, requests, demands, waivers and communications shall be deemed received upon (i) actual receipt thereof by the addressee, (ii) actual delivery


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thereof to the appropriate address or (iii) in the case of a facsimile transmission, upon transmission thereof by the sender and issuance by the transmitting machine of a confirmation slip that the number of pages constituting the notice have been transmitted without error. In the case of notices sent by facsimile transmission, the sender shall contemporaneously mail a copy of the notice to the addressee at the address provided for above. However, such mailing shall in no way alter the time at which the facsimile notice is deemed received.

            Section 10.6 Severability. Should any provision of this Agreement for any reason be declared invalid or unenforceable, such decision shall not affect the validity or enforceability of any of the other provisions of this Agreement, which remaining provisions shall remain in full force and effect and the application of such invalid or unenforceable provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall be valid and enforced to the fullest extent permitted by law.

            Section 10.7 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, including, without limitation, by operation of law, by any party hereto without the prior written consent of the other party hereto, except that Buyer shall have the right to assign this Agreement (and the rights, interests and obligations hereunder) to any subsidiary or affiliate of Buyer without the prior written consent of Seller; provided, that the Buyer shall continue to remain liable to Seller for any amounts or obligation owing to Seller hereunder.

            Section 10.8 No Third Party Beneficiaries. This Agreement is solely for the benefit of Seller and its respective successors and permitted assigns, with respect to the obligations of Buyer under this Agreement, and for the benefit of Buyer and its respective successors and permitted assigns, with respect to the obligations of Seller, under this Agreement, and this Agreement shall not be deemed to confer upon or give to any other third party any remedy, claim liability, reimbursement, cause of action or other right.

            Section 10.9 Interpretation.

                  (a) The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

                  (b) As used in this Agreement, the term "person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

                  (c) As used in this Agreement, the term "affiliate" shall have the meaning set forth in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.

            Section 10.10 Jurisdiction and Consent to Service. Without limiting the jurisdiction or venue of any other court, Seller and Buyer (a) agree that any suit, action or proceeding arising out of or relating to this Agreement may be brought solely in the state or federal courts of New York; (b) consents to the exclusive jurisdiction of each such court in any suit, action or proceeding relating to or arising out of this Agreement; (c) waives any objection which it may have to the laying of venue in any such suit, action or proceeding in any such court; and (d) agrees that service of any court paper may be made in such manner as may be provided under applicable laws or court rules governing service of process.

            Section 10.11 Entire Agreement. This Agreement, the Confidentiality Agreement, the Disclosure Schedules, and the Exhibits and other documents referred to herein or delivered pursuant hereto which form a part hereof constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties or any of them with respect to the subject matter hereof, including, without limitation, the Letter Agreement, dated February 16, 1996, between Seller and Buyer.

            Section 10.12 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

            Section 10.13 Specific Performance. The parties acknowledge and agree that any breach of the terms of this Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy and accordingly the parties agree that, in addition to any other remedies, each shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy.

            Section 10.14 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

            Section 10.15 Waivers. Any condition to a party's obligation hereunder may only be waived in writing by such party. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

                                       GOLDEN WEST REFINING
                                       CORPORATION LIMITED


                                       By:_____________________________________
                                         Name:
                                         Title:


                                       HANDY & HARMAN


                                       By:_____________________________________
                                         Name:
                                         Title: